UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐ Preliminary Consent Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Consent Statement
☐ Definitive Additional Materials
☐ Soliciting Materials Pursuant to Section 240.14a-12
EMULEX CORPORATION
(Name of Registrant as Specified in its Charter)
FIJI ACQUISITION CORPORATION
BROADCOM CORPORATION
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 9, 2009

Dear Emulex Stockholder:

On April 21, 2009, Broadcom Corporation sent a letter to Emulex Corporation proposing to acquire all outstanding shares of common stock of Emulex at a price of $9.25 per share. On May 4, 2009, Emulex rejected our proposal. On May 5, 2009, our wholly owned subsidiary, Fiji Acquisition Corporation, launched a tender offer to acquire all outstanding shares of common stock of Emulex at a price of $9.25 per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal. The purpose of the offer is for us to acquire control of, and ultimately the entire equity interest in, Emulex.

Despite the fact that our proposal and the offer represent a 40% cash premium to the closing price on April 20, 2009, the last full trading day before we publicly announced our intention to acquire the Company, a 62% premium to the average closing price for the 30 trading days up to April 20, 2009, an approximately 90% premium to enterprise value as of April 20, 2009 and a 42% premium to the median analyst 12 month price target as of April 20, 2009, Emulex’s board of directors has refused to engage in discussions with us.

Emulex’s board continues to frustrate the ability of its stockholders to decide for themselves whether to accept the offer for their shares. In response to our initial December 2008 inquiry, in January 2009 Emulex’s board took action designed to obstruct a potential acquisition, including amending Emulex’s bylaws and adopting a “poison-pill” rights plan. To date, it has refused to take any action to permit stockholders to accept our offer.

We are sending you the enclosed consent statement and accompanying GOLD consent card because we believe that by rejecting our proposal and refusing to negotiate with us or to take any action to facilitate the satisfaction of the conditions to the offer, the current directors of Emulex are not acting in your best interests by preventing you from choosing freely whether to accept the offer. Accordingly, we are soliciting consents from Emulex stockholders (a) to amend the bylaws of Emulex to permit the stockholders to call special meetings of the stockholders, (b) to designate representatives of Broadcom to act as your agents to request that Emulex call a special meeting of the stockholders to remove Emulex’s board of directors and elect an alternative slate of director nominees who are committed, subject to their duties as directors of Emulex, to removing any impediments to the ability of stockholders to choose freely whether to accept the offer and (c) to take certain other actions described in the enclosed consent statement. Please note that the enclosed GOLD consent card does not grant the power to vote your shares at the special meeting — we will be separately soliciting proxies to do so.

We believe that Emulex’s stockholders — the owners of Emulex — are entitled to decide whether or not to accept the offer.

We recommend that you consent to the proposals described in the enclosed consent statement by signing, dating and returning the enclosed GOLD consent card in the postage-paid envelope provided today.

If you hold your Emulex shares with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to promptly sign, date and return the enclosed GOLD consent card in favor of each of the proposals described in the enclosed consent statement.

If you have any questions or require any assistance in executing or delivering your consent, please call our consent solicitor, Innisfree M&A Incorporated, at (877) 687-1875 (toll-free) or (212) 750-5833 (collect).

Very truly yours,
/s/  Scott McGregor
Scott McGregor
President and Chief Executive Officer
Broadcom Corporation

CONSENT STATEMENT
OF
FIJI ACQUISITION CORPORATION
AND
BROADCOM CORPORATION

June 9, 2009

This consent statement (this “Consent Statement”) and the enclosed GOLD consent card are being furnished by Broadcom Corporation, a California corporation (“Parent”), and Fiji Acquisition Corporation (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser” and, together with Parent, “Broadcom”), in connection with the solicitation by Broadcom of written consents from the holders of shares of common stock, par value $0.10 per share (the “Common Stock”), of Emulex Corporation, a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), to take the following actions (each, a “Proposal” and collectively, the “Proposals”) without a stockholders’ meeting, as authorized by the General Corporation Law of the State of Delaware (the “DGCL”):

1. Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;

2. Appoint Eric Brandt and Arthur Chong as the stockholder’s agents (each, a “Designated Agent”) for purposes of requesting that the Company call a special meeting of the stockholders of the Company (the “Special Meeting”) to (a) remove all directors in office at the time of the Special Meeting from the board of directors of the Company (the “Board”), (b) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified and (c) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and prior to the Special Meeting;

3. Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;

4. Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and

5. Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

For detailed information concerning the Proposals, see the sections of this Consent Statement entitled “The Proposals” and “Additional Information Regarding the Proposals”.

This Consent Statement and the accompanying GOLD consent card are first being mailed to stockholders on or about June 10, 2009.

On May 5, 2009, Parent delivered written notice to the Secretary of the Company requesting that the Board fix a record date for this consent solicitation. In accordance with Delaware law and the Bylaws, the Board set May 22, 2009 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute consents relating to this consent solicitation. Stockholders of record as of the close of business on the Record Date will be entitled to one vote for each Share. As of June 9, 2009, Parent was the record holder of 100 Shares.

On April 21, 2009, Parent sent a letter to the Company proposing to acquire all of the outstanding Shares, at a price of $9.25 per Share in cash. We requested the opportunity to discuss our proposal with the Company, but the Company denied that request, refused to meet or negotiate with us and, on May 4, 2009, rejected our proposal. On

May 5, 2009, Purchaser commenced a tender offer to purchase all of the outstanding Shares, at a price of $9.25 per Share in cash (less any applicable withholding taxes and without interest). The terms and conditions of the offer are described in the Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”) and the instructions thereto (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Offer”), which were included as exhibits to the Tender Offer Statement on Schedule TO filed by Purchaser with the Securities and Exchange Commission (the “Commission”) on May 5, 2009.

We are sending you this Consent Statement and accompanying GOLD consent card because we believe that by rejecting our proposal and refusing to negotiate with us or to take any action to facilitate the satisfaction of the conditions to the Offer, the current directors of the Company are not acting in your best interests by preventing you from choosing freely whether to accept the Offer. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to elect an alternative slate of nominees, who are committed, subject to their duties as directors of the Company, to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. The effectiveness of Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1. The effectiveness of Proposals 1, 3, 4 and 5 are not subject to the effectiveness of any other Proposal.

We intend to request that the Special Meeting be called as promptly as possible following approval of Proposals 1 and 2 and anticipate separately soliciting proxies for the Special Meeting pursuant to a separate proxy statement (the “Proxy Statement”) to be filed with the Commission. The Proxy Statement will solicit proxies to remove all directors then in office from the Board and to elect our nominees to serve until the 2009 annual meeting of stockholders of the Company. Stockholders should read both this Consent Statement and the definitive Proxy Statement, when it is available, as both require action by the stockholders and the outcome of each solicitation will impact the stockholders’ ability to accept the Offer.

This solicitation is being made by Broadcom and not on behalf of the Board or the Company’s management. Please note that the enclosed GOLD consent cards do not grant the Designated Agents the power to vote your Shares at the Special Meeting. To vote on the matters to be brought before the Special Meeting, you must vote by proxy or in person at the Special Meeting. We reserve the right to cease this consent solicitation and the proxy solicitation at any time, including in the event that we enter into an acquisition agreement with the Company.

If you want the opportunity to accept the payment for your shares offered by Purchaser, subject to satisfaction of the remaining conditions to the Offer and the tender of your shares, then “Consent” to the Proposals by signing, dating and returning the enclosed GOLD consent card today.

If your Shares are held in your own name, please sign, date and return the enclosed GOLD consent card in the postage-paid envelope provided.

If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions regarding your GOLD consent card or require any assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1875
Banks and Brokers May Call Collect: (212) 750-5833

THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, EACH OF WHICH HAS BEEN FILED WITH THE COMMISSION AND SEPARATELY MAILED TO STOCKHOLDERS.

YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

THE TENDER OF SHARES PURSUANT TO THE OFFER DOES NOT CONSTITUTE THE GRANTING OF A CONSENT IN CONNECTION WITH THIS SOLICITATION. IF YOU HAVE TENDERED YOUR SHARES PURSUANT TO THE OFFER, YOU STILL MUST SEPARATELY EXECUTE A CONSENT IN ORDER TO CONSENT TO THE PROPOSALS.

IF YOU TAKE NO ACTION, IT IS EFFECTIVELY A VOTE AGAINST THE PROPOSALS. ABSTENTIONS, FAILURES TO EXECUTE AND RETURN CONSENTS AND BROKER NON-VOTES WILL ALL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF PURCHASER’S SCHEDULE TO AND THE EXHIBITS THERETO, INCLUDING THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY PURCHASER AND/OR PARENT WITH THE COMMISSION RELATING TO THE OFFER, THIS CONSENT SOLICITATION AND THE PROXY SOLICITATION (WHEN AVAILABLE) AT THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. STOCKHOLDERS MAY CALL TOLL-FREE AT (877) 687-1875 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

ABOUT THE TENDER OFFER	5
BACKGROUND OF THE SOLICITATION	6
QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION	12
THE PROPOSALS	15
REASONS TO CONSENT TO THE PROPOSALS	15
ADDITIONAL INFORMATION REGARDING THE PROPOSALS	16
CERTAIN LITIGATION	21
CONSENT PROCEDURES	24
REVOCATION OF CONSENTS	25
SPECIAL INSTRUCTIONS	26
APPRAISAL RIGHTS	26
INFORMATION ABOUT PARTICIPANTS	26
SOLICITATION OF CONSENTS	27
FORWARD-LOOKING STATEMENTS	27
STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2009 ANNUAL MEETING	28
OTHER INFORMATION	28
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT AND CERTAIN OTHER REPRESENTATIVES OF PARENT AND THE PURCHASER	I-1
SCHEDULE II SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF THE COMPANY	II-1
ANNEX A COMPLAINT	A-1

ABOUT THE TENDER OFFER

On May 5, 2009, Purchaser commenced a tender offer to purchase all of the outstanding Shares, at a price of $9.25 per Share in cash (less any applicable withholding taxes and without interest). The terms and conditions of the Offer are described in the Offer to Purchase and the accompanying Letter of Transmittal and the instructions thereto, which were included as exhibits to the Tender Offer Statement on Schedule TO filed by Purchaser with the Commission on May 5, 2009. The Offer to Purchase and the related Letter of Transmittal have been separately mailed to stockholders of the Company.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser intends, as soon as practicable following consummation of the Offer, to seek to consummate a second-step merger or other business combination between Purchaser (and/or Parent or another direct or indirect wholly owned subsidiary of Parent) and the Company (the “Second-Step Merger”). If the Second-Step Merger occurs, each then outstanding Share (other than any Shares held by the Company, Parent, Purchaser or any wholly owned subsidiary of Parent or the Company and any Shares held by Company stockholders who have properly demanded appraisal for their Shares in accordance with the Section 262 of the DGCL) shall be cancelled and converted automatically into the right to receive $9.25 per share, in cash (less any applicable withholding taxes and without interest).

The Offer is subject to the satisfaction of certain conditions, some of which may be influenced by actions of the Board, including the following:

•	the Company’s stockholders validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options);

•	the Board shall have redeemed the preferred stock purchase rights issued pursuant to the Rights Agreement or Purchaser shall be satisfied in its reasonable discretion that such rights have been invalidated or are otherwise inapplicable to the Offer and the Second-Step Merger (the “Rights Condition”);

•	Purchaser being satisfied, in its reasonable discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL are inapplicable to the Offer and the Second-Step Merger or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries) (the “Section 203 Condition”);

•	one or more of the following occurring (A) the Company shall have entered into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (B) Purchaser’s nominees shall constitute a majority of the Board or (C) the Company stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options) (the “Second-Step Merger Condition”);

•	any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law prior to the expiration of the Offer. “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other federal, state and foreign statutes, rules, regulations, orders, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through mergers or acquisitions; and

•	the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company.

The Offer is also subject to additional conditions set forth in the Offer to Purchase.

As of the date of the filing of this Consent Statement, the Board has rejected our proposal and has not taken any action to facilitate the satisfaction of the Rights Condition, the Section 203 Condition, the Second-Step Merger

Condition or any of the other conditions to the Offer set forth in the Offer to Purchase. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents to request that the Company call the Special Meeting to elect an alternative slate of nominees. If elected, the nominees would have the power to take certain steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second-Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Agreement to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with respect to the Second-Step Merger. Election of our nominees to the Board would satisfy the Second-Step Merger Condition. We expect that our nominees, if elected and subject to their duties as directors of the Company, would support the Offer, take actions necessary to satisfy the conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board and seek or grant such other consents or approvals as may be necessary or desirable to expedite the consummation of the Offer.

For a complete description of the terms of the Offer, the Company’s stockholders are referred to Purchaser’s Schedule TO, including the Offer to Purchase and the accompanying Letter of Transmittal. Stockholders are advised to read the Offer to Purchase, the accompanying Letter of Transmittal and other related documents regarding the Offer because they contain important information about the Offer.

BACKGROUND OF THE SOLICITATION

Parent regularly considers a variety of strategic transactions to enhance its business, including through acquisitions of companies, businesses, intellectual properties and other assets. On December 24, 2008, Scott McGregor, the president and chief executive officer of Parent, placed a telephone call to Paul Folino, the executive chairman of the Company. During this call, Mr. McGregor indicated that Parent was interested in exploring a possible business combination with the Company. The price per share for any such acquisition was not discussed. Mr. Folino told Mr. McGregor that Mr. Folino would discuss the possible business combination with the Company’s chief executive officer and the Board.

On January 9, 2009, Mr. Folino placed a telephone call to Henry Samueli, Parent’s co-founder. During this call, Mr. Folino told Dr. Samueli that Mr. Folino discussed with the Board the possible acquisition that Mr. McGregor had discussed with Mr. Folino on December 24, 2008. Mr. Folino informed Dr. Samueli that the Board had determined that the Company was not interested in discussing a transaction with Parent.

On January 14, 2009, the Company amended and restated its Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation.”

On January 15, 2009, the Company adopted the Rights Agreement to replace a pre-existing rights agreement which was to expire on January 19, 2009. The combined effect of the amendment of the Bylaws and the adoption of the Rights Agreement was to impede or preclude a potential acquisition of the Company.

On April 21, 2009, Parent sent a letter to the Company, which appears below:

April 21, 2009
The Board of Directors of Emulex Corporation
c/o Paul F. Folino
Executive Chairman of the Board of Directors
Emulex Corporation
3333 Susan Street
Costa Mesa, CA 92626

Dear Paul:

I am writing on behalf of the Board of Directors of Broadcom Corporation to propose that Broadcom acquire all of the outstanding shares of Emulex common stock for $9.25 per share, payable in cash. Our proposal is not subject to any financing condition. We are confident that if we are given the opportunity to engage directly with Emulex we will be able to negotiate a mutually acceptable merger agreement, which we believe we would be able to complete expeditiously.

Significant Premium Without Risk

Our proposal provides an opportunity for Emulex shareholders to receive an immediate and substantial cash premium that offers an attractive and highly certain outcome for their investment. Importantly, our offer reflects a material premium to Emulex’s trading values over recent months, an attractive premium to the April 20th closing price despite the recent run up in value, and a significant premium to analyst estimates of shareholder value that Emulex could expect to create on its own. Specifically, our proposal offers Emulex shareholders the following premiums:

•	40% to April 20th closing price

•	62% to the average closing price for the last 30 trading days

•	Approximately 85% to Enterprise Value*

•	42% to the Median Analyst 12 Month Price Target

* Enterprise Value = Market Equity Value + Debt − Cash & Equivalents

Given Emulex’s substantial net cash and cash equivalents balance and its obvious contribution to your overall equity value per share, approximately $3.46 per share, we think that your investors will find the Enterprise Value premium we are offering, approximately 85%, particularly persuasive. Indeed, by any relevant financial measure — premiums, trading multiples, operating cash flow, or analyst target prices — this all-cash proposal represents a compelling and unique opportunity for Emulex shareholders to realize attractive value now.[*]

Complementary Networking Solutions Create Compelling Strategic Rationale

As you know, we have believed for some time that a combination of our two companies would benefit both companies’ shareholders and the customers we serve. With that strategic opportunity to meet the needs of the market in mind, we sought to engage you and your Board of Directors in discussions in late December regarding a potential combination of Emulex with Broadcom. We were disappointed when, in early January, you responded that the company was not for sale and abruptly cut off the possibility of further discussions. Even more troubling was the fact that merely one week after that communication, you took actions clearly designed to thwart the ability of your shareholders to receive a premium for their shares. These included adopting a “poison-pill” and amending your bylaws. It is difficult for us to understand why Emulex’s Board of Directors has not been open to consideration of a combination of our respective companies. We would much prefer to have engaged in mutual and constructive discussions with you. However this opportunity is in our view so compelling we now feel we must share our proposal publicly with your shareholders.

Our proposal to combine Broadcom and Emulex will not only provide significant benefits to Emulex shareholders, but also to Emulex’s customers, many of whom we share in common. The architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types — such as network, storage and clustering — are all carried over a single network infrastructure. These converged networking solutions promise to enable end users to reduce the overall number of NICs, cables and switch ports required to run their networks, which in turn lowers overall costs, power and cooling requirements, and reduces the time and expense spent supporting and maintaining multiple distinct networks. In the future, the convergence of Fibre Channel and Ethernet “FCoE” will be offered through a single chip solution inside Servers and Switches. Customers will demand from their suppliers advanced chip technology and supply chain scale and reliability which is not an area of strength for Emulex. Broadcom brings tremendous value in advanced chip technology and supply chain scale and reliability to Emulex’s products — and customers.

If we seize the opportunity to combine Broadcom’s deep expertise and leadership in Ethernet networking and fabless SoC development with Emulex’s similarly impressive expertise and leadership in Fibre Channel storage networking these complementary strengths will enable our combined company to accelerate the development and adoption of the converged networking solutions that represent the future.

Enhances Ability to Innovate and Encourage Product Development

In addition to the development of exciting new converged networking solutions, there are substantial opportunities for this transaction to strengthen Emulex’s existing businesses given our complementary customer profiles and the potential to enhance operational and supply chain scale. We believe the proposed combination would enable us to offer our customers a more complete product portfolio, while enabling Emulex to penetrate business segments where it has historically underperformed. We are particularly excited by the value our combined company will bring to the growing blade server segment, in which Broadcom has a demonstrated track record of innovation and reliable supply to many of the leading OEMs. The combination also will allow us to dedicate more resources to product development and customer support than either company could do separately.

In short, we are confident the innovative integration of our respective technical capabilities will be a winning proposition for our customers - driving a broader set of offerings for the customers of both companies, including better support, lower costs and higher performance solutions.

Just as our combination will offer exciting and tangible benefits for customers, we also believe that a combination will be a rewarding opportunity for Emulex’s employees. We have a great deal of respect for the technical achievements of the Emulex team, and believe the continued motivation and productivity of Emulex’s employees is critical to our combined success. Broadcom has a culture rich in innovation, high quality execution, and a willingness to invest aggressively in the development of new technologies — all of which spell opportunity for the employees of a combined company to do great things. In addition, because our companies’ respective headquarters are located only a few miles from each other in Orange County, California, we hope and expect that we will be able to integrate our teams rapidly and foster a high degree of collaboration and interaction from the very start. It would be our clear intent to strive for continued technological leadership and superior customer service after our two companies are combined.

To move forward quickly, we have retained Banc of America Securities as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor, which, alongside our senior management team, have already completed extensive analysis and due diligence based on publicly available information. Broadcom has a well-established record as an acquiror, having completed more than forty such transactions over the past decade.

We understand your role as directors and your responsibility to act in the best interests of the Emulex shareholders in reviewing and making a recommendation with respect to our proposal and hope you will not take any further actions that would destroy shareholder value or otherwise impede your shareholders’ ability to approve and consummate a transaction. To that end, we are today commencing an action in the Delaware Court of Chancery against Emulex and its Board of Directors to declare invalid that portion of Section 6.4 of Emulex’s recently amended Bylaws that imposes the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding shares. We will also ask the Court of Chancery to enjoin enforcement of that provision as well as any improper actions to impede this proposal or Broadcom’s efforts to acquire control of Emulex.

Of course, our strong preference would be to proceed in a friendly, constructive way to make this exceptional opportunity a reality as soon as possible. After you have had a chance to consider our proposal with your advisors, we would welcome the opportunity to discuss it with you. But please note that regardless of whether you engage with us, we are prepared to submit our proposal directly to Emulex’s stockholders for their approval.

This matter has the highest priority for Broadcom. I look forward to a positive response from you shortly.

Sincerely yours,
/s/  Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer

[*] Please note that our statement in the letter above under the caption “Significant Premium Without Risk” that “by any relevant financial measure. . . trading multiples, operating cash flow . . . this all-cash proposal represents a compelling and unique opportunity for Emulex shareholders to realize value now” was based on our analysis of what we believe represent the closest comparable companies to Emulex, QLogic and Brocade. In referring to trading multiples and operating cash flow as financial measures, we looked to the Price/Earnings (“P/E”) and Enterprise Value/Earnings Before Interest, Depreciation and Amortization (“EV/EBITDA”) ratios, respectively, of Emulex, QLogic and Brocade, calculated in accordance with 2009 and 2010 analyst estimates. As the following chart shows, our offer to purchase Emulex at an offer price of $9.25 per share of common stock represents multiples to its 2009 and 2010 EV/EBITDA and P/E ratios that are higher than QLogic’s and Brocade’s corresponding multiples based on their April 20, 2009 closing prices. For this reason, we believe that our offer is compelling on the basis of trading multiples and operating cash flow.

	QLogic @ Market(1)		Brocade @ Market(1)		Emulex @ $9.25
($ in millions)	Statistic(2)	Multiple	Statistic(3)	Multiple	Statistic(4)	Multiple

CY 2009 EV/EBITDA	$161.6	7.0x	$486.0	6.2x	$41.9	11.4x
CY 2010 EV/EBITDA	$178.3	6.3x	$565.9	5.3x	$56.3	8.5x
CY 2009 P/E	$0.90	13.3x	$0.45	9.8x	$0.29	31.9x
CY 2010 P/E	$1.14	10.4x	$0.55	8.0x	$0.47	19.7x

On April 21, 2009, Parent issued a press release announcing that it had made the foregoing acquisition proposal. Also on April 21, 2009, the Company issued a press release acknowledging receipt of Parent’s proposal. Also on April 21, 2009, the Company commenced the litigation described in the section of this Consent Statement entitled “Certain Litigation”.

On April 27, 2009, during Emulex’s third quarter earnings call, the Company’s President and Chief Executive Officer, James McCluney, claimed that the Board was conducting a process, with the assistance of its advisors, to review Parent’s proposal, and declined to elaborate on when that review process would conclude or what conclusion the Board would reach.

On May 4, 2009, the Company sent a letter to Parent rejecting the proposal and simultaneously published the letter in a press release. The text of the letter is as follows:

May 4, 2009

The Board of Directors of Broadcom Corporation
c/o Scott McGregor, Chief Executive Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617

(1)	Based on April 20, 2009 closing price of $11.91 for QLogic and $4.40 for Brocade. QLogic enterprise value includes restricted stock units per 10-Q for the period ending December 28, 2008. Brocade enterprise value includes diluted shares based on the treasury share method and restricted stock units per 10-Q for the period ending January 24, 2009.

(2)	QLogic EBITDA based on Wall Street Research for Fiscal Year EBITDA and adjusted to calendar years based on quarterly operating profit distribution per Thomson First Call. QLogic EPS based on mean estimates per Thomson First Call.

(3)	Brocade operating statistics ended October 2009 and 2010 assumed to be a proxy for CY 2009 and CY 2010. CY 2009 EBITDA based on mean estimates for Brocade per Thomson First Call. CY 2010 EBITDA based on the sum of (a) mean estimates for Operating Profit for Brocade per Thomson First Call and (b) estimates for CY 2010 depreciation and amortization. Estimates for CY 2010 depreciation and amortization based on applying FY 2008 depreciation and amortization (as a % of FY 2008 revenue) ratio to mean estimates for Brocade’s CY 2010 revenue per Thomson First Call. EPS based on mean estimates per Thomson First Call.

(4)	EBITDA based on mean estimates for Fiscal Year EBITDA for Emulex per Thomson First Call and adjusted to calendar year based on quarterly operating profit distribution per Thomson First Call. EPS based on mean estimates per Thomson First Call.

Mr. McGregor,

We received your unsolicited, non-binding proposal to acquire Emulex for $9.25 per share in cash on April 21, 2009 and have carefully evaluated it in consultation with our financial and legal advisors. While we understand your interest in our Company, we believe your offer of $9.25 per share significantly undervalues Emulex’s long-term prospects and is not in the best interest of our stockholders. As a result, the Board of Directors has unanimously decided to reject your proposal.

Your proposal significantly undervalues Emulex’s long-term prospects, particularly with respect to new data center opportunities in network convergence. As you are well aware, Emulex is successfully building a leadership position in the rapidly expanding network convergence market. Over the past several months, Emulex has achieved numerous design wins with tier-one server original equipment manufacturers (OEMs) with our groundbreaking OneConnecttm Universal Converged Network Adapter (UCNA) platform and OneCommandtm convergence management framework. These include five tier-one 10Gb/s Ethernet Network Interface Card (NIC) placements, three 10Gb/s Internet Small Computer System Interface (iSCSI) CNA placements and four 10Gb/s Fibre Channel over Ethernet (FCoE) CNA placements. Our leadership in network convergence enables us to expand into new product categories that have significantly increased our value to OEMs and will more than double our current addressable market. We expect to see meaningful revenue from these products in calendar year 2010 and beyond, and hence, they will be a key value-driver for Emulex over the long-term.

Emulex’s existing host server and embedded storage businesses also continue to represent significant value. Our established customer base includes a broad range of server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, LSI, NEC, NetApp, Sun and Xyratex, among others. The Company is continually innovating new products and solutions in our core business, such as our new encryption HBA and our embedded storage systems and solutions, to meet our customers’ evolving needs. With our strong customer base, our established sales channels, and our proven innovation in these markets, Emulex expects to deliver significant value to its stockholders.

Additionally, we have made significant operational improvements in the Company’s cost and tax structure, while at the same time increasing our international operations over the last several quarters. We believe these changes will enable Emulex to more efficiently serve our global customer base and ultimately result in increased profitability and value-creation over the long-term.

Your unsolicited proposal is opportunistic given Broadcom is uniquely aware of the new unannounced design wins that Emulex has secured with tier-one OEMs at the expense of Broadcom and other competitors. As you know, these design wins are kept confidential at our customers’ request and do not typically begin contributing revenue for several quarters. Thus, Emulex’s stock price does not fully reflect the long-term value creation potential that the Company has already secured. However, given that some of these design wins have come at your expense, including your core Ethernet networking business, you are uniquely aware of the future value we have secured and how well positioned we are to unseat you on many other platforms in the near future. We believe your proposal is an opportunistic attempt to capture that value, which rightly belongs to our stockholders.

Your unsolicited proposal is an opportunistic attempt to take advantage of Emulex’s depressed stock price due to unprecedented macroeconomic conditions. Your proposal is approximately 37% below the Company’s 52-week high of $14.74 per share. Over this same time period, the Nasdaq is down approximately 33% and our industry as a whole is trading at significantly depressed values. Additionally, Emulex’s stock was trading near its lowest levels in nearly ten years just before your proposal.

In closing, I note that your April 21 letter incorrectly describes our prior communications regarding your interest in Emulex, as well as Emulex’s corporate governance structure. It is unclear why you raised these subjects and made inaccurate statements in regard to them as they are unrelated to your proposal, so I will not respond other than to strongly urge you that any statements you plan to release to the public or make to stockholders or customers in the future be accurate.

The Board of Directors is very enthusiastic about the future prospects of the Company and the long-term value potential of our current strategy. As such, while we understand your interest in our business, we believe your proposal to acquire Emulex significantly undervalues our Company and is not in the best interests of Emulex stockholders.

Sincerely,

/s/ Paul F. Folino
Executive Chairman
Emulex Corporation

On May 5, 2009, Purchaser commenced the Offer.

On May 5, 2009, Broadcom filed the preliminary Consent Statement.

On May 15, 2009, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission, reporting that the Company’s board of directors had unanimously determined to recommend that the Company’s stockholders reject the Offer and not tender their Shares in the Offer.

On May 15, 2009, the Company filed a complaint in the United States District Court for the Central District of California Southern Division against Parent and Purchaser (Emulex Corporation v. Broadcom Corporation and Fiji Acquisition Corporation, No. SACV09-588 AG (MLGx)) alleging violations of Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-3 under the Exchange Act. The Company seeks declaratory and injunctive relief requiring Parent and Purchaser to issue corrective disclosures to the Offer and the consent solicitation and enjoining the Offer and the consent solicitation until 60 days following the issuance of such corrective disclosure. Each of Parent and Purchaser intends to vigorously defend against these claims.

On May 15, 2009, the Company filed a preliminary Consent Revocation Statement on Schedule 14A opposing the consent solicitation and soliciting revocation of any consents obtained pursuant to the consent solicitation.

On May 15, 2009, the Company also filed a press release and sent a letter to the stockholders of the Company recommending that stockholders not tender their Shares in the Offer or provide consents pursuant to Broadcom’s consent solicitation.

On May 26, 2009, the Company sent a letter to the stockholders of the Company reiterating the Board’s recommendation that stockholders not tender their Shares in the Offer or provide consents pursuant to Broadcom’s consent solicitation.

On May 27, 2009, in response to statements from institutional investors holding shares in the Company that the Company might be interested in pursuing discussions about a potential transaction, a representative of Broadcom’s financial advisor, Merrill Lynch & Co. (“Merrill Lynch”), attempted to contact the Company’s financial advisor, Goldman Sachs (“Goldman”), to convey Broadcom’s willingness to discuss a potential transaction. In a conversation with Merrill Lynch on May 29, 2009, a representative of Goldman indicated that it did not know by whom or on what basis that information had been communicated to Broadcom, but noted Broadcom’s willingness to engage in discussions. Other than this statement from Goldman, the Company did not respond at that time and instead continued in its refusal to engage in negotiations with Broadcom.

On May 29, 2009, the Company filed a complaint in the Superior Court of the State of California for the County of Orange against Parent (Emulex Corporation v. Broadcom Corporation, No. 00123829) alleging violations of Sections 1709 and 1710 of the California Civil Code, intentional interference with contractual relations, intentional interference with prospective economic advantage and unfair competition (the “Orange County Case”). The Company seeks injunctive relief requiring Parent to issue corrective disclosures to the Offer and enjoining the Offer until such information is disclosed. We believe that these claims are without merit and intend to vigorously contest them.

On June 5, 2009, Mr. McGregor initiated a telephone conversation with Mr. McCluney in an effort to open a channel of communication in the interest of progressing discussions toward a negotiated transaction.

On June 8, 2009, Mr. McCluney sent an email to Mr. McGregor in response to their June 5, 2009 conversation. The text of the email is as follows:

Dear Scott:

I discussed with our Board members and advisors your phone call to me of June 5. In order to avoid any mischaracterization of what was discussed and Emulex’s response, as was the case in a recent interaction between our respective financial advisors, I am responding to you in writing.

As you confirmed during our conversation, while you have no new information to provide to Emulex other than what has already been made public, Broadcom desires to receive non-public information regarding Emulex, including highly competitive and sensitive information regarding our technology, details of customer plans, design wins and financial plans. We fail to see how it would be in the best interests of Emulex stockholders to share such information with Broadcom based on the facts you have made public to date, including an offer that has been unanimously deemed by the Emulex Board to be grossly inadequate.

Regards,

Jim

Mr. McGregor sent a response email to Mr. McCluney on June 8, 2009. The text of that email is as follows:

Jim,

Thank you for the response. I would like to clarify your understanding of the discussion and Broadcom’s proposal. I had reached out to you in an effort to open a channel of communication and in order to see if we could progress discussions toward a negotiated transaction. I conveyed to you that while Broadcom must and will be financially disciplined and needs the overall terms to make sense when compared with our other alternatives, we are open to discussing all terms of a potential transaction. I said that if Emulex is willing to share its perspective and information that could prompt us to take a different view on transaction terms. If Emulex can justify a valuation that is not ascertainable from public information, we would consider it.

While we believe we will be successful in continuing to pursue a transaction directly with your shareholders, we recognize that jointly negotiating a transaction would not only be a more efficient use time and resources for both of us but also an effective way to ensure a smooth and seamless transition for Emulex’s customers, partners and employees. We think that your shareholders would agree and would prefer for you to negotiate a transaction with us rather than continuing to delay. I regret that our communication on Friday did not lead to a more fruitful conclusion.

Sincerely yours,

Scott

On June 8, 2009, Parent filed a Notice of Removal to remove the Orange County Case to federal court.

QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION

The following are certain questions you may have as a stockholder of the Company and the answers to those questions. The following questions and answers are not a substitute for the information contained in this Consent Statement and are qualified in their entirety by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to read this Consent Statement carefully in its entirety.

Who is making the solicitation?

Parent is one of the world’s largest fabless semiconductor companies, providing semiconductors for wired and wireless communications. Purchaser is a newly formed Delaware corporation and wholly-owned subsidiary of Parent that was organized in connection with the Offer.

This consent solicitation is being made by Purchaser and Parent. For more information regarding Purchaser and Parent please see the section of this Consent Statement entitled “Information About Participants”.

What are the Proposals for which written consents are being solicited?

We are soliciting your written consent to the following Proposals: (i) to amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders; (ii) to authorize the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to remove all directors then in office from the Board and elect an alternative slate of director nominees; (iii) to amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders; (iv) to amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and (v) to repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009. For detailed information concerning the Proposals, see the sections of this Consent Statement entitled “The Proposals” and “Additional Information Regarding the Proposals”.

Why are we soliciting your consent?

As of the date of the filing of this Consent Statement, the Board has rejected our proposal and has not taken any action to satisfy the conditions to the Offer set forth in the Offer to Purchase. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to elect an alternative slate of nominees who are committed, subject to their duties as directors of the Company, to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. If elected, our nominees would have the power to take certain steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second-Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Plan to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with respect to the Second-Step Merger. If elected at the Special Meeting and subject to their duties as directors of the Company, we expect that our nominees would take such actions as may be required to expedite the consummation of the Offer.

What must happen to complete the Offer?

Purchaser does not intend to purchase Shares tendered unless the conditions to the Offer, including those described in the section entitled “About the Tender Offer”, are satisfied. If elected at the Special Meeting and subject to their duties as directors of the Company, our nominees would have the power to take, and we expect that they would take, actions to expedite the consummation of the Offer, including taking actions necessary to satisfy the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition and any of the other conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board. If our nominees are not elected to the Board at the Special Meeting, then there is no guarantee that certain of the conditions described above would ever be satisfied. We do not intend to waive these conditions.

While certain conditions to the Offer are within the control of the Board, certain other conditions, such as the expiration of any applicable waiting periods under, and receipt of any consent, approvals or clearance necessary or advisable under, any applicable Antitrust Laws and the willingness of stockholders to tender their Shares pursuant to the Offer, are not within the Board’s control. However, absent the Board failing to take steps to approve the Offer and Second-Step Merger or taking steps to create additional impediments or to implement additional takeover defenses in response to the Offer, we believe that there is no reason why the Offer could not be consummated on a reasonably prompt basis.

If you consent to the Proposals, are you agreeing to tender your shares in the Offer?

No, the Offer is being made only by means of the Offer to Purchase and accompanying Letter of Transmittal, each of which has been filed with the Commission and separately mailed to stockholders. You must separately tender your Shares pursuant to the Offer if you wish to participate in the Offer. Executing a consent does not obligate you to tender your Shares pursuant to the Offer and failing to execute a consent does not prevent you from tendering your Shares pursuant to the Offer.

Why do we intend to solicit proxies pursuant to the Proxy Statement?

We intend to separately solicit proxies to be used at the Special Meeting to remove all directors then in office from the Board and elect the nominees to be named in the Proxy Statement to serve until the 2009 annual meeting of stockholders of the Company or until their successors are duly elected and qualified. Stockholders should read both this Consent Statement and the definitive Proxy Statement, when it is available. The outcome of each solicitation will impact the stockholders’ ability to accept the Offer.

Who are the nominees that will be named in the Proxy Statement?

We are still selecting the nominees that will be named in the Proxy Statement for election at the Special Meeting. We urge you to read the definitive Proxy Statement, when it is available.

Who is eligible to grant written consent in favor of the Proposals?

Only stockholders of record of Shares as of the close of business on the Record Date are entitled to provide their written consent in favor of the Proposals. If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed. If you are a stockholder of record as of the Record Date, you will retain your right to grant a written consent in favor of the Proposals, even if you sell your Shares after the Record Date.

How many written consents must be received in order to take the proposed actions?

On January 14, 2009, the Board purported to amend and restate the Company’s Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation”. Accordingly, we believe that consents representing a majority of all Shares issued and outstanding as of the close of business on the Record Date are required in order to implement Proposals 1, 3, 4 and 5; provided, however, that if the Litigation is not successful, consents representing 66 2/3% of all Shares issued and outstanding as of the close of business on the Record Date will be required in order to implement Proposals 1, 3, 4 and 5. If Proposal 1 is adopted, consents representing 10% of all Shares issued and outstanding will be required to request that the Company call the Special Meeting.

According to Amendment No. 1 to the Company’s Consent Revocation Statement on Schedule 14A filed on May 27, 2009, as of the Record Date, there were 82,941,857 Shares issued and outstanding. Assuming that the number of issued and outstanding Shares as of the Record Date is 82,941,857, we believe that the consent of at least 41,470,929 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5 and the consent of at least 8,294,186 Shares would be necessary to effect Proposal 2; provided, however, that if the Litigation is not successful, the consent of at least 55,294,572 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5. The actual number of consents necessary to effect the Proposals will depend on the outcome of the Litigation.

What should you do to submit a written consent?

If your Shares are held in your own name, please mark, sign, date and return the enclosed GOLD consent card in the postage-paid envelope provided.

If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.

Please see the section of this Consent Statement entitled “Consent Procedures” for additional information regarding submitting a written consent.

What is the deadline for submitting written consents?

In order for the Proposals to be adopted, the Company must receive written consents signed by a sufficient number of stockholders to adopt the Proposals within 60 days of the date of the earliest dated consent delivered to the Company. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT.

Whom should you call if you have any questions about the solicitation?

If you have any questions or need any assistance please call our consent solicitor, Innisfree, toll free at (877) 687-1875 (banks and brokers call collect at (212) 750-5833).

THE PROPOSALS

Purchaser is seeking written stockholder consents, without a stockholder meeting, to the following Proposals:

1. Amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;

2. Appoint the Designated Agents as stockholder’s agents for purposes of requesting that the Company call the Special Meeting to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified, and (c) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the Special Meeting;

3. Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;

4. Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and

5. Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

For detailed information concerning the Proposals, see the section of this Consent Statement entitled “Additional Information Regarding the Proposals”.

REASONS TO CONSENT TO THE PROPOSALS

We urge you to consent to the Proposals for the following reasons:

•	The Offer represents a 40% cash premium to the closing price on April 20, 2009, the last full trading day before we publicly announced our intention to acquire the Company, a 62% premium to the average closing price for the 30 trading days up to April 20, 2009, an approximately 90% premium to enterprise value (the Company’s market equity value plus debt minus cash and cash equivalents) as of April 20, 2009 and a 42% premium to the Median Analyst 12 Month Price Target as of April 20, 2009.

•	The Offer gives stockholders the opportunity to sell their entire position in the Company at a premium.

•	The Offer is not subject to any financing condition.

•	Despite these characteristics of the Offer, the Board has rejected our proposal and has refused to engage in discussions with us or to take actions to facilitate consummation of the Offer.

•	Following our initial indication of interest, the Board took affirmative steps to obstruct a potential acquisition, including amending the Bylaws to require the approval of 66 2/3% of the outstanding Shares for stockholders to amend the Bylaws and implementing the Rights Agreement.

•	Calling the Special Meeting is necessary to elect a slate of directors who we would expect to take actions to expedite the consummation of the Offer.

By consenting to the Proposals, including Proposal 2 to authorize the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to remove all directors then in office from the Board and elect the nominees to be named in the Proxy Statement, you will be taking necessary steps toward electing a slate of directors who are committed to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. We expect that our nominees, if elected and subject to their duties as directors of the Company, will support the Offer and the Second-Step Merger and take certain actions necessary to satisfy the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition and any of the other conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board.

ADDITIONAL INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1 — AMEND BYLAWS TO ALLOW STOCKHOLDERS HOLDING 10% OF THE OUTSTANDING SHARES TO REQUEST THAT THE COMPANY CALL SPECIAL MEETINGS OF STOCKHOLDERS

Section 211 of the DGCL provides that meetings of the stockholders of a corporation may be called by the board of directors or such other person or persons as may be authorized by a Delaware corporation’s certificate of incorporation or by-laws. The Bylaws do not currently allow stockholders to request that the Company call special meetings of the stockholders. Proposal 1 would amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s Shares issued, outstanding and entitled to vote to request that the Company call a special meeting of stockholders.

In particular, the amendment would delete the text of Section 2.3 of the Bylaws and replace it with the following:

“Unless otherwise required by statute, special meetings of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board, the President, or the Secretary of the Corporation, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the Chief Executive Officer or (iv) stockholders owning, individually or in the aggregate, 10% or more of the common stock of the corporation issued, outstanding and entitled to vote as of the date the written notice referenced in this Section 2.3 requesting such meeting is delivered to the Secretary of the corporation. If a special meeting of the stockholders is requested by stockholders pursuant to clause (iv) of this Section 2.3, such stockholders shall provide written notice to the Secretary of the corporation, which notice may designate the date, time and place of such special meeting and shall describe the business to be transacted; provided, however, that the date of the special meeting shall not be less than twenty (20) days nor more than seventy (70) days after the delivery of such notice to the Secretary. In the event that the written notice to the Secretary of the corporation does not include a designation of the date, time or place of such special meeting, the Board of Directors shall determine any of such items; provided, however, that the date of the special meeting shall not be less than twenty (20) days nor more than seventy (70) days after the delivery of such notice to the Secretary and the place of the special meeting shall be in Orange County, California. Within eleven (11) days after delivery of such written notice, the Secretary of the corporation shall cause notice to be given to the stockholders entitled to vote at such special meeting in accordance with Section 2.4, and, in the case of a special meeting called by stockholders pursuant to clause (iv) of this Section 2.3, such notice shall state that a special meeting will be held at the date, time and place determined as set forth above and shall describe the business to be transacted at such meeting, which shall include the business described in the written notice provided by such stockholders to the Secretary. Notwithstanding anything to the contrary set forth herein, should the Secretary fail to cause notice to be given to the stockholders of the special meeting within eleven (11) days after delivery of such written notice, the stockholder or stockholders calling the meeting (or their designated agent(s)) may elect to do so by providing written notice to the Secretary of their intention to provide such notice. If the stockholder or stockholders calling the meeting shall provide notice of the meeting, the corporation shall reimburse such stockholder or stockholders for all reasonable expenses incurred thereby (including, without limitation, printing and postage expenses) in connection with the provision of such notice. A special meeting called pursuant to clause (iv) of Section 2.3 may not be postponed, cancelled or adjourned; provided, however, that the stockholders of the corporation may vote to adjourn such special meeting in accordance with Delaware law. Stockholders requesting a special meeting pursuant to clause (iv) of this Section 2.3 may appoint one or more designated agents to represent such stockholders (i) to take all action necessary or appropriate to request that the corporation call a special meeting; (ii) to set the time, date and place of the special meeting; and (iii) to exercise any and all of the other rights of the stockholders of the corporation incidental to calling and convening a special meeting, including the right to cancel the special meeting.”

Proposal 1 would allow the stockholders of the Company to exercise their voting franchise by permitting the stockholders to call a special meeting. Approval of Proposal 1 may result in the imposition of nominal additional expenses on the Company related to holding special meetings called by the stockholders. We believe that these expenses would be largely mitigated by the 10% ownership threshold, which makes it unlikely that meetings will be called frequently or for frivolous purposes.

We recommend that you consent to Proposal 1.

PROPOSAL 2 — AUTHORIZE DESIGNATED AGENTS TO REQUEST THAT THE COMPANY CALL THE SPECIAL MEETING

We are furnishing this Consent Statement and the enclosed GOLD consent card with agent designation to the holders of outstanding Shares for the appointment of each of Eric Brandt and Arthur Chong, acting severally or jointly and each with full power of substitution, as such holder’s agents (each, a “Designated Agent”), to represent such stockholder and all Shares held by such stockholder to (i) take all action necessary or appropriate to request that the Company call the Special Meeting of the stockholders of the Company to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the Company or until their successors are duly elected and qualified, and (c) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the Special Meeting; (ii) set the time, date and place of the Special Meeting; and (iii) exercise any and all of the other rights of such stockholder incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the agent designation to be carried into effect. The procedures for calling a special meeting are governed by the Bylaws, which (assuming adoption of Proposal 1) provide that a special meeting shall be held upon the written request of any stockholder or stockholders owning, individually or in the aggregate, 10% or more of the Shares issued, outstanding and entitled to vote.

If we obtain sufficient agent designations to request that the Company call the Special Meeting, we expect to cause the Designated Agents to request that the Company call the Special Meeting and we will file with the Commission and provide to the stockholders the definitive Proxy Statement and a proxy card relating to the Special Meeting.

Proposal 2 would allow us to call the Special Meeting to be held to remove and replace the Board. Approval of Proposal 2 may result in the imposition of nominal additional expenses on the Company related to holding the Special Meeting.

Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1.

We recommend that you consent to Proposal 2.

PROPOSAL 3 — LIMIT ADVANCE NOTICE BYLAW TO ANNUAL MEETINGS OF THE STOCKHOLDERS

Section 3.18 of the Bylaws currently requires any stockholder nominating any person for election to the Board to provide advance notice of such nomination and detailed information regarding each such nominee to the Company in writing. Notices of nomination relating to a special meeting of stockholders must be delivered to the Company no earlier than ninety (90) days prior to such special meeting and no later than the later of sixty (60) days prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. Stockholder nominations that the Company determines do not comply with Section 3.18 shall be disregarded. Proposal 3 would amend Section 3.18 of the Bylaws to limit its application to stockholder nominations for election to the Board at annual meetings of the stockholders and would expressly state that Section 3.18 does not apply to stockholder nominations for elections to the Board at special meetings of the stockholders.

In particular, the amendment would delete Section 3.18 of the Bylaws and replace it with the following:

“Section 3.18 Notice of Stockholder Nominees for Election at Annual Meetings.

(a) Only persons who are nominated in accordance with the procedures set forth in this Section 3.18 shall be eligible for election as directors at any annual meeting of the stockholders. To be properly brought before an annual meeting of the stockholders, nominations of persons for election to the Board must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the meeting by or at the direction of the Board; or (iii) otherwise properly brought before the meeting by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.18. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. For purposes of this Section 3.18, public disclosure shall be deemed to include a mailing of a notice to stockholders or a disclosure made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service, or in a document filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b) A stockholder’s notice to the Secretary shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are owned of record and beneficially by such person, and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such persons’ written consent to serving as a director if elected);

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address, as they appear on the corporation’s books, of such stockholder, and the name and address of such beneficial owner, (B) the class and number of shares of capital stock of the corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to such beneficial owner: (A) the class and number of shares of capital stock of the corporation which are beneficially owned by such stockholder or beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the corporation beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (B) a description of any agreement, arrangement or understanding with respect to such nomination between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for the meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the corporation’s capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of the corporation, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for the meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

(iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.

(c) At the request of the Board any person proposed to be nominated for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the proposed nominee and such other information as the corporation may reasonably request, including such information as would be necessary for the corporation to determine whether the proposed nominee can be considered an independent director.

(d) No person shall be eligible for election as a director of the corporation at an annual meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 3.18. Except as otherwise provided by law, the Chairman of the Board shall have the power and duty to determine whether a nomination proposed to be brought before an annual meeting was made in accordance with the procedures set forth in this Section 3.18. The Chairman of the meeting shall, if such a determination is made, declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-laws, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3.18, unless otherwise required by law, if the stockholder does not provide the information required under clauses (b)(ii)(B) and (b)(iii)(A)-(C) of this Section 3.18 to the corporation within five business days following the record date for the meeting or if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 3.18, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(e) For the avoidance of doubt, this Section 3.18 shall not apply to the nomination by any stockholder of persons for election to the Board at a special meeting of stockholders.”

Proposal 3 would allow stockholders of the Company to nominate candidates for election at a special meeting of the stockholders without having to provide a notice nominating such candidates and containing the information required by Section 3.18(b) of the Bylaws to the Company sixty (60) to ninety (90) days in advance of such special meeting. Approval of Proposal 3 could result in a larger number of eligible candidates being nominated for election at special meetings, which would have the potential to make such special meetings nominally longer. Approval of Proposal 3 could also result in nominations being made without stockholders having an opportunity to fully consider such nominees before executing their proxies.

We recommend that you consent to Proposal 3.

PROPOSAL 4 — AMEND RECORD DATE BYLAW WITH RESPECT TO SPECIAL MEETINGS OF THE STOCKHOLDERS CALLED BY THE STOCKHOLDERS

Section 2.7 of the Bylaws currently provides that the Board may fix a record date for the determination of the stockholders entitled to notice of, or to vote at, any meeting of the stockholders, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or be more than sixty (60) or less than ten (10) days prior to the date of such meeting. Section 2.7 provides that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Proposal 4 would amend Section 2.7 of the Bylaws to provide that if any stockholder or stockholders shall request a special meeting pursuant to clause (iv) of Section 2.3, within ten (10) days after the date on which such request is received the Board shall adopt a resolution fixing the record date for determining stockholders entitled to notice of and to vote at such special meeting, which record date shall not precede or be more than ten (10) days after the date of such resolution, and that if the Board does not fix a record date within ten (10) days after the date on which such request is received, the record date shall be the day next preceding the day on which notice is given to the stockholders of the special meeting.

In particular, the amendment would delete the text of Section 2.7(b) of the Bylaws and replace it with the following:

‘‘(b)(i) The record date for the determination of the stockholders entitled to notice of or to vote at any meeting of the stockholders (other than a special meeting of stockholders called in response to the written request of one or more stockholder(s) in accordance with Section 2.3) shall not precede the date upon which the resolution fixing the record date is adopted by the Board, nor be more than sixty (60) nor less than ten (10) days prior to the date of the meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders (other than a special meeting of stockholders called in response to the written request of one or more stockholder(s) in accordance with Section 2.3) shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) Notwithstanding anything to the contrary set forth herein, if any stockholder or stockholders shall request a special meeting pursuant to clause (iv) of Section 2.3, then the Board shall promptly, but in all events within ten (10) days after the date on which such request is received, adopt a resolution fixing the record date for determining stockholders entitled to notice of and to vote at such special meeting of stockholders, which record date shall not precede or be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board; provided, however, that if no such resolution has been adopted by the Board within ten (10) days after the date on which such request is received, such record date shall be at the close of business on the day next preceding the day on which notice is given to the stockholders.”

Proposal 4 requires the Board to set a record date for special meetings requested by any stockholder or stockholders of the Company to facilitate the conduct of such meetings. As this is a purely procedural matter, we are not aware of any negative effects of this Proposal.

We recommend that you consent to Proposal 4.

PROPOSAL 5 — REPEAL ANY AMENDMENTS TO THE BYLAWS ADOPTED BY THE BOARD ON OR AFTER JANUARY 15, 2009.

Section 6.4 of the Bylaws provides that, subject to certain limited exceptions, the Bylaws may be amended or repealed by the Board. In order to ensure that the will of the Company’s stockholders with respect to this consent solicitation is upheld, Proposal 5 would repeal any new Bylaw or amendment to the Bylaws adopted by the Board without stockholder approval on or after January 15, 2009 (the day after the date of the last publicly disclosed amendment to the Bylaws).

We are not currently aware of any specific Bylaw provisions that would be repealed by the adoption of this Proposal. However, the Board has the ability, prior to the effectiveness of the Proposals, to adopt Bylaw amendments that could adversely impact the effectiveness of this consent solicitation and the proxy solicitation or otherwise impede the Offer or Broadcom’s efforts to acquire control of the Company. Although adoption of this Proposal could have the effect of repealing previously undisclosed Bylaw amendments without considering the beneficial nature, if any, of such amendments to stockholders of the Company, it would not repeal any such amendments that were approved by the stockholders of the Company.

We recommend that you consent to Proposal 5.

CERTAIN LITIGATION

On April 21, 2009, Parent commenced an action in the Delaware Court of Chancery against the Company and the Board (the “Litigation”) to declare invalid the portion of Section 6.4 of the Company’s Bylaws that purports to impose the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding Shares, which amendment was purportedly adopted by the Board on January 14, 2009 following Parent’s initial indication of interest in a potential transaction with the Company. Parent has asked the Court of Chancery to enjoin enforcement of that provision as well as any other improper actions taken by the Company or the Board to impede the Offer or Broadcom’s efforts to acquire control of the Company. On May 5, Parent amended the complaint filed in this matter to also seek that the Court of Chancery declare that the Board breached its fiduciary obligation to the Company stockholders by maintaining Section 6.4 of the Company’s Bylaws, the amendments to Sections 2.7(c), 2.14 and 3.18 to the Company’s Bylaws and the Rights Agreement and enjoin the Board from enforcing or applying these provisions. On May 5, 2009, the Court of Chancery ordered a trial date set for July 8-10, 2009.

On May 15, 2009, the Company filed a complaint in the United States District Court for the Central District of California Southern Division (the “May 15 Complaint”) against Parent and Purchaser (Emulex Corporation v. Broadcom Corporation and Fiji Acquisition Corporation, No. SACV09-588 AG (MLGx)) alleging violations of Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-3 under the Exchange Act. The Company seeks declaratory and injunctive relief requiring Parent and Purchaser to issue corrective disclosures to the Offer and the Consent Solicitation and enjoining the Offer and the Consent Solicitation until 60 days following the issuance of such corrective disclosure. The description of the May 15 Complaint herein is qualified in its entirety by the copy of the May 15 Complaint attached as Annex A hereto.

The May 15 Complaint, alleges, among other claims, that the Company and its partner ServerEngines have recently secured “design wins” with original equipment manufacturers (“OEMs”) for its converged network adapter (“CNA”) technology that “will produce substantial revenue” in the future. The Company has made similar allegations in its Solicitation/Recommendation Statement on Schedule 14D-9 and its Preliminary Consent Revocation Statement on Schedule 14A:

“The Offer is opportunistic, given that Broadcom was aware of significant new non-public design wins by the Company in converged networking, prior to making its proposal on April 21, 2009.

• The Company’s Recent Convergence Contract Wins. In the past six months, the Company has proven its leadership potential in the converged networking market by achieving 12 new design wins in this rapidly growing market. In several of these competitive bid opportunities, the Company unseated the incumbent Ethernet product suppliers. Broadcom was uniquely aware of these unannounced design wins as several of them came at their expense. These design wins, expected to result in multi-million dollar opportunities, include:

•	Five Tier-1 10GB/s Ethernet Network Interface Card placements

•	Three 10Gb/s iSCSI placements

•	Four 10Gb/s FCoE CNA placements

• Meaningful Financial and Market Share Contributions from Converged Networking Within the Next Year. The Company’s recent contract wins in the converged networking market are anticipated to begin shipment starting in the third calendar quarter of 2009 and to have a significant impact on the Company’s revenues beginning in calendar year 2010. The Company anticipates that this is a first-mover advantage that will allow it to sustain a high level of penetration within the subject platforms, each with a long lifecycle. In addition, the Company believes that these contract wins will allow it to capture a significant share of the converged networking market, which will contribute meaningful incremental revenues to the Company’s already significant market share in the fibre channel market.

• Broadcom has Access to Information not Available to the Company’s Stockholders. The Company’s market valuation prior to Broadcom’s proposal on April 21, 2009 did not reflect the long-term value potential of the contract wins described above. Moreover, the Company is precluded from communicating further information on the scope and nature of its contract wins. However, due to its participation in the proposal process for the contract wins, Broadcom is aware of such specific information, which is confidential and not available to the market or the Company’s stockholders and thus does not allow the Company’s stockholders to further assess the potential benefits of such wins.”

In the May 15 Complaint, the Company makes additional assertions regarding the design wins (the “Design Win Claims”), including the following:

•	“As Broadcom is uniquely positioned to know, Emulex has been obtaining design wins with original equipment manufacturers (“OEMs”) for its CNA chip. Some of these wins have been for applications which have traditionally used Broadcom’s Ethernet technology.”

•	“...OEMs require confidentiality of design wins so that Emulex is limited in how much it can tell the market about its design wins — or Broadcom’s design losses ...”

•	“...design wins take time, often twelve to eighteen months, before they are translated into revenue ...”

•	“...Broadcom well knows that design wins provide future as opposed to immediate revenue, and that Emulex’s design wins will produce substantial revenue.”

•	“Broadcom describes the importance of having CNA technology, but intentionally gives the impression to Emulex’s shareholders that Emulex will not be a competitor in the market without combining with Broadcom ...”

•	“...without disclosing that Broadcom is well aware of Emulex’s tremendous success with CNA technology and it is Broadcom — not Emulex — that will be left in the dust if it does not acquire Emulex and its technology.”

•	“[ServerEngines has] now elected to partner with Emulex and, within the last few months, they have developed, marketed, and won a series of design wins with major OEM manufacturers over Broadcom with their jointly developed technology and products.”

•	“In the letter, Broadcom’s President and Chief Executive Officer, Scott McGregor, stated, among other things, that: ‘[t]he architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types — such as network, storage and clustering — are all carried over a single network infrastructure.’ This statement, particularly when coupled with contemporaneous statements, is misleading because, among other things, it suggests that networking hardware manufacturers’ ‘desire for system consolidation’ is something that Emulex can only satisfy by merging its Fibre Channel technology and products with Broadcom’s Ethernet technology and products.”

•	“Indeed, Emulex already has racked up twelve new design wins in the rapidly growing CNA market. Although specific design wins are subject to nondisclosure agreements with Emulex’s customers, unlike the market as a whole, Broadcom knows about them because Broadcom participated in the proposal process for many of these design opportunities, and thus many of Emulex’s design wins were achieved over Broadcom.”

•	“Because Emulex enjoys a technological lead in the market, it likely will capture a significant share of the CNA market and imperil Broadcom’s position as the leading provider of Ethernet networking.”

•	“The Defendants’ Consent Solicitation and Offer to Purchase also misrepresent the competitive necessity for an Emulex-Broadcom combination.”

•	“A combination of Emulex’s technology with Broadcom’s may be necessary for Broadcom, which has no similar technology or convergent networking products, but it is not necessary for Emulex, as its product line is already integrated, and no further integration is necessary.”

•	“Similarly, in a conference call with analysts on April 21, 2009, Broadcom’s President and CEO, Scott McGregor, stated that: ‘[o]ne of the challenges I think customers face is that today in the market there are people who are really good at Fibre Channel and there are people who are really good at Ethernet and no one who is good at both.’ This statement is false or misleading because, as demonstrated by Emulex’s recent design wins, including those in direct competition with Broadcom, Emulex and ServerEngines already have developed marketable FCoE technology and, hence, already were ‘good at both.’ ”

•	“Although Defendants state that they have no ‘current plans or proposals which relate to or would result in ...(v) any material change in the Company’s corporate structure or business,’ Emulex is informed and believes that Broadcom’s true purpose is to remove Emulex competition from the marketplace and provide a path for Broadcom to maintain a dominant position for its Ethernet technology.”

•	“As a direct competitor, Broadcom knows — but fails to disclose — that a design win is the first critical step in a collaborative product development effort with Emulex’s customers. That development effort typically takes nine to twelve months and revenues relating to sales of the product typically are not realized for a year or more. Thus, at the same time Defendants are telling Emulex’s stockholders to sell now because they will never realize the benefit of the Company’s technological advantage, Defendants know that very substantial revenues from Emulex’s recent design wins are already in the pipeline — all at a time when Broadcom’s own revenues decreased approximately 17% during the last fiscal quarter and Broadcom has not been able to compete effectively with Emulex in the all-important CNA market.”

Parent and Purchaser note that with respect to such Design Win Claims, Emulex has asserted that, together with its partner ServerEngines, it has made twelve (12) new design wins in the converged network adapters (“CNA”) segment. Parent and Purchaser acknowledge that it has competed with ServerEngines for design projects that were ultimately won by ServerEngines and Emulex joint proposals. However, neither Parent nor Purchaser knows what portion of the revenue, if any, in connection with any such design win would be shared by ServerEngines with Emulex, because they do not know the terms of any agreement between ServerEngines and Emulex or the terms of any agreement between ServerEngines/Emulex and the OEMs from which such design wins were gained, as the terms of any such agreements have not been made public or shared with Parent or Purchaser. Parent and Purchaser further note however that in an investor presentation filed by Emulex with the Commission on May 19, 2009, Emulex claims that its fiscal year 2012 revenues will climb to more than $600 million, with such design wins “anticipated to contribute to $150MM of converged networking revenue by FY12.” In this presentation, Emulex also claims increased revenues from converged networking of approximately $20 million by fiscal year 2010, approximately $80 million by fiscal year 2011 and approximately $160 million by fiscal year 2012, in each case attributed in large part to three customers. Emulex further claims in this presentation that its fiscal year 2012 operating margin will increase to 25%, and that Emulex’s fiscal year 2012 earnings per share will climb to $1.45. Emulex has not made public sufficient information to allow Parent or Purchaser to verify the accuracy of the projections made in respect of Emulex’s revenues for fiscal years 2010, 2011 and 2012, or Emulex’s fiscal year 2012 operating margin or earnings per share.

In addition, the May 15 Complaint alleges that Parent’s history of layoffs of employees of acquired companies makes its statements regarding the opportunity for Emulex employees post acquisition false and misleading (the

“Employee Claims”). Specifically in the May 15 Complaint, the Company makes the following additional assertions regarding the Employee Claims:

•	“Broadcom also misrepresents that Emulex employees will have better opportunities if Broadcom acquires Emulex ...”

•	“...Broadcom fails to disclose that employees of companies acquired by Broadcom in the past have not been uniformly well treated, and that Broadcom has laid off large numbers of such employees while misrepresenting its intentions.”

•	“Broadcom also noted in its in its May 5th press release, attached to its concurrent 8-K filing, that Broadcom’s proposal would ‘provide significant benefits to customers and employees alike.” A brief review of Broadcom’s historic treatment of newly acquired companies suggests that these statements are, indeed, false and far from Broadcom’s actual plans for Emulex and its talented employees.”

•	“During 2000, Broadcom made a series of acquisitions, promising at the time, the creation of tremendous synergies and product combinations between Broadcom and such companies and their employees, only to shortly thereafter gut them of their technology and cast off much of their workforce.”

•	“Broadcom’s acquisitions of three such companies, BlueSteel Networks (‘BlueSteel’), NewPort Communications, Inc. (‘NewPort’), and Silicon Spice, Inc. (‘Silicon Spice’), provide examples of the stark contrast between Broadcom’s pre-acquisition statements and the harsh reality of its post-acquisition conduct. ... Only months after these acquisitions and continuing for a year thereafter, however, Broadcom began firing hundreds, and then thousands, of workers, thereby virtually gutting the workforces at BlueSteel, NewPort, and Silicon Spice to slash costs ‘in the face of declining sales.’”

•	“The real bloodshed, however, occurred shortly thereafter in November of 2002. As reported by the EE/Times in its November 22, 2002 article entitled: ‘Broadcom ’wipes out’ key chip units in layoff, report says,’ Broadcom abruptly terminated yet another 10% of its workforce. The terminations ‘completely wiped out’ Broadcom’s voice-enabled packet processor security IC, and SONET/SDH chip operations.”

•	“In a familiar story, McGregor announced his strategy to deal with this problem: ‘Broadcom’s key goals for 2009 are to manage costs ... [including] a reduction in our workforce.’ Orange County Register, Broadcom to cut 200 workers on $159 million quarterly loss, January 29, 2009.”

With respect to such Employee Claims, Purchaser and Parent note that Parent has retained approximately 81% of the employees that have joined Parent via the eighteen (18) acquisitions it has made since January 2004. Moreover, in Emulex’s own Schedule 14D-9, it touts its recent 10% headcount reduction. In total, Parent and Purchaser see no merit to Emulex’s argument that it offers better opportunities to employees on this record.

On May 29, 2009, the Company filed a complaint in the Superior Court of the State of California for the County of Orange against Parent (Emulex Corporation v. Broadcom Corporation, No. 00123829) alleging violations of Sections 1709 and 1710 of the California Civil Code, intentional interference with contractual relations, intentional interference with prospective economic advantage and unfair competition (the “Orange County Case”). The Company seeks injunctive relief requiring Parent to issue corrective disclosures to the Offer and enjoining the Offer until such information is disclosed. We believe that these claims are without merit and intend to vigorously contest them. On June 8, 2009, Parent filed a Notice of Removal to remove the Orange County Case to federal court.

CONSENT PROCEDURES

Section 228 of the DGCL provides that, absent a contrary provision in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and those consents are delivered to the corporation. The Company’s certificate of incorporation does not contain any such contrary provision and the Bylaws expressly permit action by written consent of the stockholders.

On May 5, 2009, Parent delivered written notice to the Secretary of the Company requesting that the Board fix a record date for this consent solicitation. The Board has established May 22, 2009 as the Record Date for this consent solicitation.

On January 14, 2009, the Board purported to amend and restate the Company’s Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation”. Accordingly, we believe that consents representing a majority of all Shares issued and outstanding as of the close of business on the Record Date are required in order to implement Proposals 1, 3, 4 and 5; provided, however, that if the Litigation is not successful, consents representing 66 2/3% of all Shares issued and outstanding as of the close of business on the Record Date will be required in order to implement Proposals 1, 3, 4 and 5. If Proposal 1 is adopted, consents representing 10% of all Shares issued, outstanding and entitled to vote will be required to request that the Company call the Special Meeting.

According to publicly available information, the Shares constitute the only class of outstanding voting securities of the Company. Only holders of Shares at the close of business on the Record Date are entitled to execute consents to the Proposals. Each Share represents one vote and all shares vote together as a single class. If you are a stockholder of record as of the Record Date, you will retain your right to grant a written consent in favor of the Proposals, even if you sell your Shares after the Record Date. The tender of Shares pursuant to the Offer does not constitute the grant to Purchaser of a consent or any rights to consent with respect to the tendered Shares until such time as such Shares are accepted for payment by Purchaser. Accordingly, it is important that you provide or cause to be provided consent for the Shares held by you as of the close of business on the Record Date on the GOLD consent card, even if you sell or tender your Shares after the Record Date.

According to Amendment No. 1 to the Company’s Consent Revocation Statement on Schedule 14A filed on May 27, 2009, as of the Record Date, there were 82,941,857 Shares issued and outstanding. Assuming that the number of issued and outstanding Shares as of the Record Date is 82,941,857, we believe that the consent of at least 41,470,929 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5 and the consent of at least 8,294,186 Shares would be necessary to effect Proposal 2; provided, however, that if the Litigation is not successful, the consent of at least 55,294,572 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5. The actual number of consents necessary to effect the Proposals will depend on the outcome of the Litigation.

In order for the Proposals to be adopted, the Company must receive written consents signed by a sufficient number of stockholders to adopt the Proposals within 60 days of the date of the earliest dated consent delivered to the Company. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT.

If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

REVOCATION OF CONSENTS

An executed GOLD consent card may be revoked by signing, dating and delivering a written revocation at any time prior to receipt by the Company of the required number of properly completed, unrevoked consents to authorize the proposed actions. Revocations may only be made by the record holder that granted such consent. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such record holder. The revocation may be delivered either to Purchaser, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Company at 3333 Susan Street, Costa Mesa, California 92626. Although a revocation is effective if delivered to the Company, we request that a copy of all revocations of consents be mailed or delivered to Purchaser, care of Innisfree, at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when sufficient unrevoked consents to take the actions described herein have been received.

SPECIAL INSTRUCTIONS

If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain from consenting to each Proposal by marking the “CONSENT”, “DOES NOT CONSENT” or “ABSTAIN” box, as applicable, underneath each such Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the postage-paid envelope provided.

If you fail to check a box marked “CONSENT”, “DOES NOT CONSENT” or “ABSTAIN” for any of the Proposals, you will be deemed to have consented to such Proposal.

WE RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD CONSENT CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO INNISFREE TODAY.

If your Shares are held in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed. Abstentions, failures to execute and return consents and broker non-votes will each have the same effect as withholding consent to the Proposals.

Execution and delivery of a consent by a record holder of Shares will be presumed to be a consent with respect to all Shares by such record holder unless the consent specifies otherwise.

APPRAISAL RIGHTS

Holders of Shares do not have appraisal rights under Delaware law in connection with this consent solicitation, the Proposals or the Offer. However, if a merger (including, without limitation, the Second-Step Merger) involving the Company is consummated on the terms currently contemplated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to seek appraisal rights in respect thereof.

INFORMATION ABOUT PARTICIPANTS

Purchaser is a wholly owned subsidiary of Parent organized in 2009 under the laws of the state of Delaware for the purpose of engaging in a business combination with the Company. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Second-Step Merger, this consent solicitation and the proxy solicitation. Purchaser’s principal executive offices and the telephone number are the same as those of Parent.

Parent was organized in 1991 under the laws of the state of California. Parent’s principal executive offices are located at 5300 California Avenue, Irvine, California 92617-3038 and its telephone number at that location is (949) 926-5000. A Fortune 500 Company, Parent is one of the world’s largest fabless semiconductor companies, providing semiconductors for wired and wireless communications. Parent is listed on the NASDAQ Global Select Market under the trading symbol “BRCM”. As of the date of the filing of this Consent Statement with the Commission, Parent owns beneficially (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) and of record less than 0.1% of the outstanding Shares.

To the extent that the matters acted on by the Consent Statement may have an effect upon the consummation of the Offer and the Second-Step Merger, Purchaser and Parent may be deemed to have an interest in such matters as a result of (i) Parent’s ownership of 100 Shares, (ii) Purchaser being the offeror in the Offer and (iii) Purchaser (and/or Parent or any of Parent’s subsidiaries) being a proposed party to the Second-Step Merger.

Directors and executive officers of Purchaser, Parent and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business. Although we are not aware of any specific transaction involving the Company and such other companies and organizations, we believe that the interest of those directors and executive officers and their associates with respect to any such transaction would not be of material significance.

SOLICITATION OF CONSENTS

Consents may be solicited by mail, telephone, telefax, the internet, e-mail, newspapers and other publications of general distribution and in person. Information regarding directors, executive officers and employees of Purchaser or Parent who may solicit consents or assist in the solicitation of consents is set forth on Schedule I hereto.

We have retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with the consent solicitation and the proxy solicitation, for which Innisfree is to receive a fee of up to approximately $500,000. Up to 100 people may be employed by Innisfree in connection with the consent solicitation and the proxy solicitation. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting consents in connection with the Proposals is being borne by Parent.

Merrill Lynch & Co. (“Merrill Lynch”) is acting as Broadcom’s financial advisor in connection with the proposed transaction and Dealer Manager for the Offer, for which services Merrill Lynch will receive customary compensation. In addition, Broadcom has agreed to reimburse Merrill Lynch for reasonable expenses (including reasonable fees and disbursements of counsel) incurred in connection with its engagement and to indemnify Merrill Lynch, its affiliates, its and their respective directors, officers, employees and agents and each other person controlling Merrill Lynch or any of its affiliates, against specified liabilities. Merrill Lynch does not admit that it, any controlling person of Merrill Lynch or any of their respective directors, officers, employees, agents or affiliates is a “participant” (as defined in Schedule 14A under the Exchange Act) in the solicitation of consents in respect of the proposed transaction or that Schedule 14A requires the disclosure of certain information concerning them. None of Merrill Lynch or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above under its engagement as financial advisor to Broadcom. Merrill Lynch and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this Consent Statement other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that we will not pursue a transaction with the Company and the risk factors discussed in Parent’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this Consent Statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2009 ANNUAL MEETING

Advance Notice Procedures

According to the Company’s Consent Revocation Statement on Schedule 14A, filed on May 15, 2009, under the Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to the Company. Such notice must contain certain information specified in the Bylaws and be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company located at 3333 Susan Street, Costa Mesa, California 92626 not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder will be timely if received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the later of the close of business on the 90th day prior to the annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. These requirements are separate and distinct from the Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Stockholder Proposals For 2009

According to the Company’s Consent Revocation Statement on Schedule 14A, filed on May 15, 2009, stockholders who wish to present proposals for action at the 2009 annual meeting that are included in the Company’s 2009 proxy statement must also follow the procedures prescribed by Rule 14a-8. To be eligible for inclusion in the 2009 proxy statement and proxy card, stockholder proposals must be received no later than June 15, 2009 by the Secretary of the Company at the principal executive offices of the Company located at 3333 Susan Street, Costa Mesa, California 92626.

OTHER INFORMATION

Information regarding security ownership of certain persons who beneficially own more than 5% of the Shares and directors and executive officers of the Company is set forth on Schedule II hereto.

The information concerning the Company contained in this Consent Statement and Schedule II hereto has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete, to date we have not had direct access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify any such information or statements. Accordingly, we do not take any responsibility for the accuracy or completeness of such information.

This Consent Statement is dated June 9, 2009. You should not assume that the information contained in this Consent Statement is accurate as of any date other than such date, and the mailing of this Consent Statement to stockholders shall not create any implication to the contrary.

The information contained in this Consent Statement concerning the Offer is a summary which highlights selected information from the Offer to Purchase and may not contain all of the information that is important to you. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully the entire Offer to Purchase and accompanying Letter of Transmittal.

Your prompt action is important. Make your views clear to your Board by signing, dating and returning the enclosed GOLD consent card today.

FIJI ACQUISITION CORPORATION
BROADCOM CORPORATION

June 9, 2009

If you have any questions regarding your GOLD consent card or require any assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1875
Banks and Brokers May Call Collect: (212) 750-5833

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT AND CERTAIN OTHER REPRESENTATIVES OF PARENT AND THE PURCHASER

1.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address and current principal occupation or employment of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name	Present Office with Purchaser or Other Principal Occupation

Nariman Yousefi	President and Chief Executive Officer of Purchaser. Senior Vice President & General Manager, Enterprise Networking Group, of Parent.
Adam Spice	Vice President, Chief Financial Officer, Treasurer and Director of Purchaser. Vice President, Finance & Corporate Development, of Parent.
DeAnn Work	Vice President, Secretary and Director of Purchaser. Vice President, Deputy General Counsel, of Parent.

2.	Directors and Executive Officers of Parent.

The following table sets forth the name, current business address and current principal occupation or employment of each director and certain executive officers of Parent. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Office with Parent or Other Principal Occupation

Joan L. Amble	Director. Executive Vice President and Corporate Comptroller of American Express Company.
George L. Farinsky	Director. Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation until retirement in 1991.
Nancy H. Handel	Director. Retired from Applied Materials in January 2007.
Eddy W. Hartenstein	Director. Publisher and Chief Executive Officer of the Los Angeles Times.
John E. Major	Director, Chairman of the Board. President and founder of MTSG, a strategic consulting and investment company.
Scott A. McGregor	Director, President and Chief Executive Officer.
William T. Morrow	Director. Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband services.
Robert E. Switz	Director. President, Director, Chairman of the Board and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software.
Eric K. Brandt	Senior Vice President and Chief Financial Officer.
Arthur Chong	Senior Vice President, General Counsel and Secretary.
Thomas F. Lagatta	Senior Vice President, Worldwide Sales.
Robert L. Tirva	Vice President, Corporate Controller and Principal Accounting Officer.

I-1

3.	Certain Employees of Parent Who May Also Solicit Proxies.

The following table sets forth the name and present principal occupation or employment of certain employees of Parent who may also solicit proxies. The business address of each such person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Office With Parent

T. Peter Andrew	Vice President, Corporate Communications.

I-2

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT OF THE COMPANY

5% Beneficial Owners

Based upon Purchaser’s review of publicly available Commission filings, to Purchaser’s knowledge, the stockholders set forth below beneficially owned as of the dates indicated more than 5% of the outstanding Shares.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class(1)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,296,534 (2)	6.4%
AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA 26, rue Drouot 75009 Paris, France	4,545,653 (3)	5.5%

(1)	Percent of class is based on the number of shares outstanding on May 12, 2009 as set forth in the Company’s Consent Revocation Statement filed on May 15, 2009 (82,922,844 Shares).

(2)	Based on the Schedule 13G filed by Wellington Management Company on February 17, 2009, disclosing beneficial ownership as of December 31, 2008.

(3)	Based on the Schedule 13G filed by AXA Financial, Inc. and affiliates on February 13, 2009, disclosing beneficial ownership as of December 31, 2008.

Directors and Executive Officers

Except as otherwise noted, the following information concerning the beneficial ownership of the Company’s Shares by the directors and the executive officers of the Company was copied from Amendment No. 1 to the Company’s Consent Revocation Statement filed on May 27, 2009.

	Amount and
	Nature of
	Beneficial		Percentage of
Name of Beneficial Owner	Ownership(1)		Class(2)

Directors and Executive Officers
Fred B. Cox	431,500	(3)	*
Michael P. Downey	153,000	(4)	*
Bruce C. Edwards	248,000	(5)	*
Paul F. Folino	2,071,845	(6)	2.5%
Robert H. Goon	131,000	(7)	*
Don M. Lyle	151,000	(8)	*
Dean A. Yoost	95,000	(9)	*
Marshall D. Lee	316,704	(10)	*
James M. McCluney	971,212	(11)	1.2%
Michael J. Rockenbach	893,423	(12)	1.1%
Directors and Executive Officers as a group (11 persons)	5,582,684		6.4%
Former Executive Officers
Sadie A. Herrera	549,868	(13)	*
Michael E. Smith	502,833	(14)	*

(1)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and

II-1

investment power with respect to their Shares (other than Shares subject to options). Amount of Shares beneficially owned includes Shares which are subject to options that are currently, or within 60 days following May 12, 2009 will be, exercisable.

(2)	Percent of class is based on the number of Shares outstanding on May 12, 2009 (82,922,844 Shares) plus, with respect to each named person, the number of Shares, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 10,500 Shares held by Mr. Cox; (ii) 84,000 Shares held in an irrevocable trust with the trustees having voting and investing control; Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust; (iii) 200,000 Shares held by a limited liability company owned by members of Mr. Cox’s family; Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company; (iv) 7,000 shares of restricted stock held by Mr. Cox; and (v) 130,000 Shares which are subject to options held by Mr. Cox which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(4)	Consists of (i) 16,000 Shares held by Mr. Downey; (ii) 7,000 shares of restricted stock held by Mr. Downey; and (iii) 130,000 Shares which are subject to options held by Mr. Downey which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(5)	Consists of (i) 12,250 Shares held by Mr. Edwards; (ii) 4,000 Shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; (iii) 1,750 shares of restricted stock held by Mr. Edwards; and (iv) 230,000 Shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(6)	Consists of (i) 23,498 Shares held by a family trust of which Mr. Folino and his wife are co-trustees and share voting and investment power; (ii) 105,000 shares of restricted stock held by Mr. Folino; and (iii) 1,943,347 Shares which are subject to options held by Mr. Folino which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(7)	Consists of (i) 14,000 Shares held by Mr. Goon; (ii) 7,000 shares of restricted stock held by Mr. Goon; and (iii) 110,000 Shares which are subject to options held by Mr. Goon which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(8)	Consists of (i) 14,000 Shares held by Mr. Lyle; (ii) 7,000 shares of restricted stock held by Mr. Lyle; and (iii) 130,000 Shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(9)	Consists of (i) 10,500 Shares held by Mr. Yoost; (ii) 1,000 Shares held by Mr. Yoost and his wife; (iii) 3,500 shares of restricted stock held by Mr. Yoost; and (iv) 80,000 Shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(10)	Consists of (i) 21,204 Shares held by Mr. Lee; (ii) 105,500 shares of restricted stock held by Mr. Lee; and (iii) 190,000 Shares which are subject to options held by Mr. Lee which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(11)	Consists of (i) 78,866 Shares held by Mr. McCluney; (ii) 265,000 shares of restricted stock held by Mr. McCluney; and (iii) 627,346 Shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(12)	Consists of (i) 153,130 Shares held by Mr. Rockenbach; (ii) 17,460 Shares held by his children; (iii) 110,500 shares of restricted stock held by Mr. Rockenbach; and (iv) 612,333 Shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following May 12, 2009 will be, exercisable.

(13)	As of April 21, 2008 (the last day of Ms. Herrera’s employment with the Company), consisted of (i) 22,039 Shares held by Ms. Herrera; (ii) 1,000 Shares held by Ms. Herrera’s husband; (iii) 51,000 shares of restricted stock held by Ms. Herrera; and (iv) 475,829 Shares which are subject to options held by Ms. Herrera which were exercisable as of April 21, 2008, or were exercisable within 60 days following April 21, 2008. In connection with the termination of her employment, Ms. Herrera entered into consulting and transition agreements with the Company for a total maximum term of three years, during which her stock options and restricted stock awards will continue to vest.

(14)	As of July 18, 2008 (the last day of Mr. Smith’s employment with the Company), consisted of (i) 71,500 shares of restricted stock held by Mr. Smith; and (ii) 431,333 Shares which are subject to options held by Mr. Smith which are exercisable as of as of July 18, 2008, or were exercisable within 60 days following July 18, 2008. Under Mr. Smith’s termination arrangement with the Company, his stock options and restricted stock continued to vest through September 5, 2008.

II-2

ANNEX A

WAYNE W. SMITH, SBN 054593
WSmith@gibsondunn.com

MERYL L. YOUNG, SBN 110156
MYoung@gibsondunn.com

ROBERT E. PALMER, SBN 116892
RPalmer@gibsondunn.com

GIBSON, DUNN & CRUTCHER LLP
3161 Michelson Drive
Irvine, California 92612-4412
Telephone: (949) 451-3800
Facsimile: (949) 451-4220

PAUL J. COLLINS, SBN 187709
PCollins@gibsondunn.com

GIBSON, DUNN & CRUTCHER LLP
1881 Page Mill Road
Palo Alto, California 94304-1211
Telephone: (650) 849-5300
Facsimile: (650) 849-5333

Attorneys for Plaintiff
EMULEX CORPORATION

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA
SOUTHERN DIVISION

Emulex Corporation,	CASE NO. SACV09-588 AG (MLGx)

Plaintff,

v.	COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS
Broadcom Corporation and Fiji Acquisition Corporation, a wholly owned subsidiary of Broadcom Corporation,

Defendants.

Plaintiff, Emulex Corporation (“Emulex” or the “Company”), through its undersigned counsel, alleges as follows:

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

I. JURISDICTION AND VENUE

1. This Court has subject matter jurisdiction over this action pursuant to 15 U.S.C. §§ 78aa, 78(m)(d)(3), 78(n)(a), and 28 U.S.C. § 1331.

2. Venue is proper in this District pursuant to 15 U.S.C. § 78aa and 28 U.S.C. §§ 1391(b) and 1391(c).

3. Declaratory relief is appropriate pursuant to 28 U.S.C. § 2201 because an actual controversy exists regarding the propriety of Defendants’ statements and disclosures under Sections 14(a) and 14(e) of the Securities Exchange Act of 1934 (“Exchange Act”) and Securities and Exchange Commission (“SEC”) Rules 14a-9 and 14e-3.

II. INTRODUCTION

4. This action arises out of an effort by Broadcom Corporation (“Broadcom”) to acquire Emulex at a bargain basement price by deceiving Emulex shareholders into believing Broadcom is offering a generous price. Recognizing that network interface for large server applications is undergoing a significant technological change, and that Emulex has beaten Broadcom to the market with superior technology, Broadcom has disparaged and misrepresented Emulex’s success in order to foster an ill-founded belief that Emulex shareholders will be well advised to support Broadcom’s woefully inadequate offer.

5. Historically, large server applications have used two distinct technologies to interface with storage and data networks. Interface with data networks has been predominately through Ethernet technology, an area in which Broadcom has a huge market share. Interface with storage networks has been almost exclusively through the more reliable and more expensive enterprise class Fibre Channel adapter technology, principally available from Emulex and one other company. However, it has become clear that the future of server interface with networks will be a new technology which supports the Fibre Channel protocol on Ethernet — whose product instantiations are referred to as a converged network adapters, or “CNAs.”

6. Although Ethernet technology is widely available from many companies, enterprise class Fibre Channel adapter technology is not. Therefore, Broadcom needs to obtain enterprise class Fibre Channel adapter technology to compete in the new CNA market and thus has made an unsolicited, opportunistic and under-priced offer for Emulex. The fact is that Broadcom needs Emulex to continue the use of its Ethernet technology in server applications, but Emulex does not need Broadcom. Emulex is already offering superior Ethernet technology through its partnership with ServerEngines Corporation (“ServerEngines”). After much expensive and time consuming research and development, Emulex has developed an advanced CNA which combines both Ethernet and Fibre Channel protocols.

7. As Broadcom is uniquely positioned to know, Emulex has been obtaining design wins with original equipment manufacturers (“OEMs”) for its CNA chip. Some of these wins have been for applications which have traditionally used Broadcom’s Ethernet technology. Recognizing that Emulex has not only beaten it to the market with CNA technology, but that Emulex is also taking traditional Ethernet business away from Broadcom, Broadcom has responded by trying to take Emulex out of the competition and obtain access to Emulex’s Fibre Channel technology for itself.

8. To carry out its plan, Broadcom has launched a consent solicitation aimed at amending Emulex’s bylaws, calling a special meeting of shareholders and replacing Emulex’s Board with one which will facilitate Broadcom’s acquisition of Emulex. Simultaneously, Broadcom has made a lowball offer for Emulex at a price $1.50 less than the market price the day before launching the Offer to Purchase, knowing that: (i) Emulex has been highly successful with its CNA technology; (ii) Broadcom and Emulex are for the first time competitors, and Broadcom is losing; (iii) OEMs require confidentiality of design wins so that Emulex is limited in how much it can tell the market about its design wins — or Broadcom’s design losses; (iv) design wins take time, often twelve to eighteen months, before they are translated into revenue, so Broadcom needs to strike before the market sees the enhanced intrinsic value of a stand alone Emulex; (v) macroeconomic conditions have depressed all stock prices so it is a good time for opportunistic buyers to strike before the economy recovers and prices normalize; and (vi) Emulex has a huge

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

amount of cash, so Broadcom can pay much of the purchase price with Emulex’s own cash, making it a real bargain for Broadcom at the expense of Emulex’s shareholders.

9. To facilitate its scheme to acquire Emulex at a depressed and unfair price, Broadcom has misrepresented important facts, including the following:

•	In its public filings and statements, Broadcom openly states that Emulex’s design wins are meaningless as they have not generated revenue, even though Broadcom well knows that design wins provide future as opposed to immediate revenue, and that Emulex’s design wins will produce substantial revenue.

•	Broadcom describes the importance of having CNA technology, but intentionally gives the impression to Emulex’s shareholders that Emulex will not be a competitor in the market without combining with Broadcom — even though Broadcom knows that Emulex does not need Broadcom’s technology, Emulex already has developed highly successful CNA technology, and Emulex is obtaining design wins in CNA applications and taking away traditional Ethernet business from Broadcom.

•	Broadcom makes false statements to lead Emulex’s shareholders to mistakenly believe that Broadcom’s offer is a good opportunity for Emulex shareholders without disclosing that Broadcom is well aware of Emulex’s tremendous success with CNA technology and it is Broadcom — not Emulex — that will be left in the dust if it does not acquire Emulex and its technology.

•	Broadcom also misrepresents that Emulex employees will have better opportunities if Broadcom acquires Emulex, ostensibly to persuade those Emulex employees, and particularly those who have acquired stock (including through Emulex’s Employee Stock Purchase Plan), to support Broadcom’s effort. However, Broadcom fails to disclose that employees of companies acquired by Broadcom in the past have not been uniformly well treated, and that Broadcom has laid off large numbers of such employees while misrepresenting its intentions.

10. In 2008, Broadcom was sued by the SEC in the United States District Court for the Central District of California for numerous disclosure violations, and, as a result, was the subject of a Final Order of Permanent Injunction that prohibits Broadcom and persons and entities acting in concert with it (such as Fiji) from, among other things, engaging in any further violations of the Federal Securities Laws. As a result, Broadcom should have had a heightened awareness of its obligation to make entirely truthful statements to the securities markets. Instead, Defendants have launched a scheme designed to mislead Emulex’s stockholders into executing consents to oust Emulex’s current Board of Directors under false pretenses and tendering their Emulex shares to Broadcom at an inadequate price.

III. THE PARTIES

11. Plaintiff Emulex is a Delaware corporation with its principal executive offices at 3333 Susan Street, Costa Mesa, California, 92616. Emulex creates enterprise-class products that connect storage, servers, and networks. Emulex is the leader in converged networking solutions for the data center. Emulex’s Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network, and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility, and strategic advantage. Emulex’s host server products include host bus adapters (“HBAs”), CNAs, mezzanine cards for blade servers, embedded storage bridges, routers and switches, storage Input/Output controllers (“IOCs”), and data center networking solutions. HBAs, CNAs, and mezzanine cards are the data communication products that enable servers to connect to storage networks by offloading communication processing tasks as information is delivered and sent to the storage network. Embedded storage products include bridges, routers, switches, and IOCs, which are deployed inside storage arrays, tape libraries, and other storage appliances.

12. Defendant Broadcom is a California corporation with its principal place of business at 5300 California Avenue, Irvine, California, 92617-3038. Broadcom manufactures semiconductors for wired and wireless

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

communications, including high-speed transmission and switching for storage networking and servers. In 2008, Broadcom consented to the entry of a Final Judgment of Permanent Injunction by the United States District Court for the Central District of California to resolve an enforcement proceeding brought by the SEC relating to, among other things, materially false and misleading statements in certain of Broadcom’s public filings. The Final Judgment enjoins Broadcom from engaging in any practice that constitutes a violation of the Federal Securities Laws.

13. Defendant Fiji Acquisition Corporation (“Fiji,” and also referred to with Broadcom as the “Defendants”) is a newly incorporated Delaware corporation with its principal place of business at 5300 California Avenue, Irvine, California, 92617. Fiji is a wholly owned subsidiary of Broadcom and was organized in connection with Defendants’ Offer to Purchase and a proposed second-step merger. As a wholly-owned subsidiary of Broadcom, Fiji also is subject to the terms and prohibitions set forth in the 2008 Final Judgment of Permanent Injunction described above.

IV. THE ENTERPRISE NETWORK MARKETPLACE

14. The enterprise network marketplace consists of a number of players vying for market share in the business of providing various technologies allowing for the transportation of data and communications between computers, servers, mainframes, and storage systems. Historically, this market has been divided into two fairly discrete market segments: Fibre Channel and the Ethernet. Fibre Channel is a reliable and fast interconnection technology that permits servers, mainframes, and storage systems to transport data between one another. It is principally used to connect storage networks to servers. Approximately 90% of storage area network (“SAN”) installations utilize Fibre Channel technology. Ethernet allows computers to communicate by sending data packets over various common cables. With traditional Ethernet, as the data travels in packets, there is a chance the data may be lost if one of these packets is dropped. Thus, converged networking requires enhancements to Ethernet to support storage traffic running over traditional Ethernet networks. From a historical perspective, Broadcom has been dominant in the Ethernet marketplace and Emulex has been an industry leader in the Fibre Channel marketplace.

15. The historical division has changed rapidly in the last year — and on an escalating basis. In particular, the development of Fibre Channel over Ethernet (“FCoE”) has allowed the consolidation of both storage and Ethernet networks into a common technology, which allows both forms of data traffic to operate over the same shared cable, and thus dramatically reduces the overall number of cables, connectors, and adapters needed to create such networks. Accordingly, the companies that are first able successfully to develop and market such products will enjoy a profound market advantage and be positioned as the leaders in the realignment of enterprise network solution providers.

16. Emulex, together with its partner, ServerEngines, has become a leader in FCoE technology. Conversely, Broadcom currently has no competitive FCoE technology and, as such, has recently been losing a series of critical OEM design awards to Emulex and ServerEngines. CNAs, such as those offered by Emulex/ServerEngines, are thus one of the products likely to dominate the next generation of converged networking technologies. Indeed, not only do they permit a user to combine today both its storage and data connectivity needs at reduced cost (with other benefits as well), but they are proving to be the prudent investment both for companies which today have only a critical need for new Ethernet equipment (Broadcom’s traditional stronghold), and also for those that are looking to be able to provide future SAN-based needs. As such, Emulex, with ServerEngines, not only has a cutting edge product that captures a field in which Broadcom has no similar competitive product, but for the first time the Emulex/ServerEngines CNAs compete directly with Broadcom’s historical Ethernet base for customers looking toward future needs. In short, Emulex has a head start in CNA technology and product development, in collaboration with ServerEngines, from which Emulex already has achieved significant OEM design wins which threatens Broadcom’s dominant position in the Ethernet portion of the market and makes it unlikely that Broadcom will be a significant player in the CNA market any time soon.

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

V. SERVERENGINES’ UNIQUE RELATION WITH THE PARTIES

17. ServerEngines is a privately funded Silicon Valley startup that for over three years, has been developing silicon solutions that will make next year’s servers and a new class of chips more powerful than the ones available today. ServerEngines is a company founded by former executives of ServerWorks, a chipset maker that was started in the mid-1990s and subsequently sold to Broadcom in 2001. In 2003, ServerWorks’ CEO, Raju Vegesna, left Broadcom after being very publicly fired. Indeed, the UK Register described the separation rather bluntly: “Like an abusive parent slapping an over-active child, Broadcom has dismissed the head of its ServerWorks subsidiary and made a public spectacle of the event. . . . Such a move might have slipped under the radar were it not for Broadcom’s astonishing press release detailing the executive dismissal.” UK Register, Broadcom Axes ServerWorks Chief, March 27, 2003. The situation was not well received by Mr. Vegesna and other loyal ServerWorks executives who also departed, and five weeks later Broadcom announced that it had reached a “settlement” with such individuals, incurring a $25 million cash payment expense, recording a one-time non-cash charge of $88 million reflecting the acceleration from future periods of stock-based compensation, and recording an additional non-cash charge of $41 million relating to the financial earnouts established in connection with the acquisition of ServerWorks (that is, payments predicated on ServerWorks’ post-acquisition successes) — a charge of over $150 million.

18. In early 2004, Vegesna and two of the founders of ServerWorks founded ServerEngines. The goal was to leverage industry trends of network storage fabric convergence, virtualization, and server and client feature integration as semiconductor line widths continue to shrink. They have now elected to partner with Emulex and, within the last few months, they have developed, marketed, and won a series of design wins with major OEM manufacturers over Broadcom with their jointly developed technology and products.

VI. BROADCOM’S ATTEMPT TO ACQUIRE EMULEX

19. On April 21, 2009, Broadcom sent Emulex’s Board of Directors an unsolicited letter proposing to acquire 100% of the outstanding common stock of Emulex for $9.25 per share.

20. On Sunday, May 3, 2009, Emulex’s Board met and, after consulting with its financial and legal advisors, unanimously concluded that the $9.25 per share offer significantly undervalues the Company and is not in the best interests of Emulex’s stockholders because the offer did not reflect the true value of Emulex’s business, including its recent design wins and superior technology. Emulex’s Chairman, Paul F. Folino, stated that “[a]fter a thorough review of the proposal in consultation with our advisors, the Board unanimously concluded that it is an opportunistic attempt by Broadcom to capture substantial current and long-term value that properly belongs to Emulex’s stockholders.”

21. On Tuesday, May 5, 2009, Defendants filed preliminary tender offer materials with the SEC (the “Offer to Purchase”) in which Broadcom states that, subject to numerous conditions, it seeks to acquire Emulex for $9.25 per share — or $1.50 less than the market close on Monday, May 4, 2009 and $5.49 less than Emulex’s 52-week high. Defendants simultaneously filed with the SEC preliminary consent solicitation materials (the “Consent Solicitation”) pursuant to which Defendants seek stockholder consents sufficient to: (a) amend Emulex’s bylaws to permit stockholders owning 10% or more of Emulex’s shares to request that Emulex call a special meeting; and (b) call a special meeting for the purpose of removing Emulex’s current Board of Directors and elect new directors who, presumably, would be more amenable to selling Emulex at the price that Broadcom wants to pay — a price that Emulex’s current Board, with the assistance of financial and legal advisors, determined to be inadequate.

22. Defendants’ press releases, Consent Solicitation, and tender offer materials are all subject to regulation under Section 14 of the Exchange Act. Among other things, Section 14, also known as the Williams Act, regulates proxy solicitations and tender offers, both of which are at issue here. Specifically, SEC Rule 14a-9 applies to Defendants’ Consent Solicitation and provides that “[n]o solicitation . . . shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading . . . .” Likewise, Section 14(e) applies to Defendants’ tender offer materials. Section 14(e) states

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

that “[i]t shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices,” in connection with a tender offer. As set forth in detail below, because Defendants’ Consent Solicitation and Offer to Purchase are replete with materially false or misleading statements about Emulex and its business and revenues, Broadcom’s competitive disadvantages and the purpose of this proposed acquisition, the state of the CNA market, and Emulex’s future prospects absent an acquisition, Defendants’ public filings violate the Williams Act.

VII. BROADCOM’S CONSENT SOLICITATION MATERIALS
AND OFFER TO PURCHASE ARE REPLETE WITH
MISREPRESENTATIONS

23. Defendants’ series of false and misleading statements started with Broadcom’s April 21, 2009 letter to Emulex’s Board. That letter was published in preliminary tender offer materials filed with the SEC even before it was received by Emulex and was republished on May 5, 2009 in Defendants’ preliminary Offer to Purchase and Consent Solicitation materials. In the letter, Broadcom’s President and Chief Executive Officer, Scott McGregor, stated, among other things, that: “[t]he architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types — such as network, storage and clustering — are all carried over a single network infrastructure.” This statement, particularly when coupled with contemporaneous statements, is misleading because, among other things, it suggests that networking hardware manufacturers’ “desire for system consolidation” is something that Emulex can only satisfy by merging its Fibre Channel technology and products with Broadcom’s Ethernet technology and products. In truth, Emulex already has converged networking solutions products through its partnership with ServerEngines that are enjoying a high degree of success in the market. Indeed, Emulex already has racked up twelve new design wins in the rapidly growing CNA market. Although specific design wins are subject to nondisclosure agreements with Emulex’s customers, unlike the market as a whole, Broadcom knows about them because Broadcom participated in the proposal process for many of these design opportunities, and thus many of Emulex’s design wins were achieved over Broadcom. Because Emulex enjoys a technological lead in the market, it likely will capture a significant share of the CNA market and imperil Broadcom’s position as the leading provider of Ethernet networking.

24. The Defendants’ Consent Solicitation and Offer to Purchase also misrepresent the competitive necessity for an Emulex-Broadcom combination. Defendants’ April 21, 2009 letter to Emulex’s Board, which was published in numerous of Defendants’ public filings, including in its Consent Solicitation and Offer to Purchase, falsely and misleadingly states that: [i]n the future, the convergence of [FCoE] will be offered through a single chip solution inside Servers and Switches. Customers will demand from their suppliers advanced chip technology and supply chain scale and reliability which is not an area of strength for Emulex.” A combination of Emulex’s technology with Broadcom’s may be necessary for Broadcom, which has no similar technology or convergent networking products, but it is not necessary for Emulex, as its product line is already integrated, and no further integration is necessary. Indeed, a recent industry commentator agreed, noting that: “Interestingly, Emulex does not need Broadcom for Ethernet technology. It struck a deal with startup ServerEngines to use its 10-GbitEthernet core in the Emulex FCoE ASIC.” EE/Times, Cost drives Broadcom’s Emulex Bid, Rich Merritt, May 4, 2009.

25. Similarly, in a conference call with analysts on April 21, 2009, Broadcom’s President and CEO, Scott McGregor, stated that: “[o]ne of the challenges I think customers face is that today in the market there are people who are really good at Fibre Channel and there are people who are really good at Ethernet and no one who is good at both.” This statement is false or misleading because, as demonstrated by Emulex’s recent design wins, including those in direct competition with Broadcom, Emulex and ServerEngines already have developed marketable FCoE technology and, hence, already were “good at both.” A partial transcript of Broadcom’s April 21, 2009 conference call was attached to Broadcom’s April 21, 2009 Schedule T.O. and filed with the SEC.

26. The Defendants’ Offer to Purchase further misrepresents and fails to disclose Broadcom’s plans regarding Emulex. Although Defendants state that they have no “current plans or proposals which relate to or would result in . . . (v) any material change in the Company’s corporate structure or business,” Emulex is informed and believes that

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

Broadcom’s true purpose is to remove Emulex competition from the marketplace and provide a path for Broadcom to maintain a dominant position for its Ethernet technology. Indeed, recent reports from analysts have noted the same: “At the heart of Broadcom’s bid is an effort to secure a place for its network chips on circuit boards for converged networks. Its primary competitor: ServerEngines. ServerEngines was founded in 2004 by former Broadcom engineers who came to the chipmaker when it bought Silicon Valley’s ServerWorks for $1.8 billion in 2001 . . . . Server Works is Broadcom’s unit for network chips that’s going after converged networks. “Orange County Business Journal “Emulex plays up work with Broadcom Rival,” Michael Lyster, May 13, 2009.

VIII. BROADCOM MISREPRESENTS THE REVENUE
ASSOCIATED WITH EMULEX’S RECENT DESIGN WINS

27. Broadcom recently stated in numerous publications that Emulex has not been able to convert recent design wins into revenue — statements that Broadcom knows or should know are wholly misleading. For example, Broadcom issued a press release on May 5, 2009 announcing that it had filed the preliminary Offer to Purchase and Consent Solicitation materials. In that press release, Broadcom stated that, “while Emulex has touted its ‘design wins’ in its response to Broadcom and in other communications with the financial community, it has failed to demonstrate an ability to convert design wins into either revenue growth or market share.” Likewise, Broadcom’s President and CEO, Scott McGregor, has been quoted repeatedly as saying that Emulex “has failed to demonstrate an ability to convert design wins into either revenue growth or market share.” Orange County Business Journal, Emulex Plays Up Work With Broadcom Rival, May 13, 2009. And, in an interview with the Wall Street Journal in conjunction with the launch of Broadcom’s Consent Solicitation and Offer to Purchase, McGregor is reported to have “shot back” that “Emulex has failed to convert valuable design wins into meaningful revenue,” Wall Street Journal, Broadcom offers $764M To Holders To Buy Emulex, May 5, 2009. As a direct competitor, Broadcom knows — but fails to disclose — that a design win is the first critical step in a collaborative product development effort with Emulex’s customers. That development effort typically takes nine to twelve months and revenues relating to sales of the product typically are not realized for a year or more. Thus, at the same time Defendants are telling Emulex’s stockholders to sell now because they will never realize the benefit of the Company’s technological advantage, Defendants know that very substantial revenues from Emulex’s recent design wins are already in the pipeline — all at a time when Broadcom’s own revenues decreased approximately 17% during the last fiscal quarter and Broadcom has not been able to compete effectively with Emulex in the all-important CNA market. These statements are part of a continuous plan to encourage a favorable vote by Emulex’s stockholders on Defendants’ Consent Solicitation under false pretenses.

IX. BROADCOM HAS A HISTORY OF MISREPRESENTING ITS PLANS
FOR ACQUIRED COMPANIES AND THEIR EMPLOYEES

28. Emulex employees for years have had the benefit of participating in the Company’s Employee Stock Purchase Plan — a plan whereby, after 90 days of service, employees are provided the opportunity to become shareholders of Emulex, and thus further join with the Company in seeking its long term success. This plan is publicly disclosed. Among other things, Broadcom seeks to assure Emulex employees, and thus stockholders, that the Company’s employees will be cared for in the event of an acquisition by Broadcom. As repeatedly stated in its solicitation materials: “Just as our combination will offer exciting and tangible benefits for customers, we also believe that a combination will be a rewarding opportunity for Emulex’s employees . . ., all of which spell opportunity for the employees of a combined company to do great things. . . . We hope and expect that we will be able to integrate our teams rapidly and foster a high degree of collaboration and interaction from the very start.” April 21, 2009 Broadcom letter, published on at least three occasions in Broadcom’s solicitation materials — as an exhibit to the original Schedule T.O., in the text of the Consent Solicitation, and again in the text of the Offer to Purchase.

29. Broadcom also noted in its May 5th press release, attached to its concurrent 8-K filing, that Broadcom’s proposal would “provide significant benefits to customers and employees alike.” A brief review of Broadcom’s historic treatment of newly acquired companies suggests that these statements are, indeed, false and far from

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

Broadcom’s actual plans for Emulex and its talented employees. During 2000, Broadcom made a series of acquisitions, promising at the time, the creation of tremendous synergies and product combinations between Broadcom and such companies and their employees, only to shortly thereafter gut them of their technology and cast off much of their workforce. Broadcom’s acquisitions of three such companies, BlueSteel Networks (“BlueSteel”), NewPort Communications, Inc. (“NewPort”), and Silicon Spice, Inc. (“Silicon Spice”), provide examples of the stark contrast between Broadcom’s pre-acquisition statements and the harsh reality of its post-acquisition conduct.

30. In January 2000, Broadcom acquired BlueSteel, a developer of internet security processors, for approximately $110 million, explaining that: “This is a powerful combination that brings Broadcom’s broadband communications expertise together with BlueSteel’s leadership in high-speed network security processors,” according to Dr. Henry Nicholas III, Broadcom’s then CEO. In August 2000, Broadcom announced that it would buy NewPort, a fiber-optic chipmaker, for approximately $1.24 billion. According to Nicholas: “Together these acquisitions will provide Broadcom with a powerful platform to address the rapidly growing wide area networking (WAN) marketplace.” Also in August 2000, Broadcom acquired Silicon Spice, a semiconductor manufacturer for high-density voice, fax, and data packet transport over wide area networks, for approximately $1.2 billion. “The acquisition and its technology leverage the installed base of our xChange Voice over Internet Protocol software which is already deployed in many carrier access systems and IP gateways throughout the world,” said Nicholas.

31. Only months after these acquisitions and continuing for a year thereafter, however, Broadcom began firing hundreds, and then thousands, of workers, thereby virtually gutting the workforces at BlueSteel, NewPort, and Silicon Spice to slash costs “in the face of declining sales.” The cuts began modestly in July 2001 when Broadcom terminated 300 engineers, marketers, and other workers as a follow up on its vow to cut costs. As Nicholas explained: “In response to the numerous acquisitions made in the last two years and the current more challenging economic climate, we are taking steps to streamline our business. . . . This will result in business unit re-alignment, net staffing reductions, facility consolidations, and other actions that will result in an associated charge to be taken in the second quarter.”

32. The real bloodshed, however, occurred shortly thereafter in November of 2002. As reported by the EE/Times in its November 22, 2002 article entitled: “Broadcom ‘wipes out’ key chip units in layoff, report says,” Broadcom abruptly terminated yet another 10% of its workforce. The terminations “completely wiped out” Broadcom’s voice-enabled packet processor security IC, and SONET/SDH chip operations. As further reported: “Although Broadcom will not confirm the size of the layoffs or what groups are affected, sources indicate that the former Silicon Spice, NewPort Networks, and BlueSteel groups were almost completely wiped out, with some trimming occurring in other areas of the company.” An analyst further noted that: “We suspect . . . that the cutbacks will [also] hamper future development.” EE/Times, Broadcom ‘wipes out’ key chip units in layoff, says report, Mark Lapedus, November 22, 2002.

33. These layoffs, while not clearly disclosed by Broadcom directly, were confirmed by other reports as well. “The hardest hit were employees from three acquired companies: Silicon Spice and NewPort Communications . . . and BlueSteel. Layoffs at those groups amounted to 60 to 80 percent of the staff.” The New York Times, Broadcom Cuts Work Force by 16%, November 23, 2002. As commented by an apparent survivor of the layoffs in his blog, “Matt still working,” Matt reported: “It’s closed. You’re right, it was originally Newport Comm. Everyone’s laid off, except FAEs and Sales. They also took reductions in force. . . . If you need someone or something , let me know, perhaps I can help. I have a few home #s etc.” Light Reading, Axe Falls at Broadcom, November 22, 2002.

34. Then Broadcom CTO Henry Samueli commented on the reasons for the mass terminations: “So we have to become profitable. We can’t wait for the markets to recover. . . .” Samueli further stated: “We just trimmed back our R&D investment in [some] product lines. . . . So we’re just focusing on existing products . . . then invest in the next-generation version.” UnStrung, The Axe man Cometh, January 8, 2003.

35. Today, Broadcom again faces another challenge in these depressed economic times. Indeed, it recently reported, and surprised the market with, a $159 million loss, a 13% decrease in revenue, and a staggering 300% decrease in net profit for the fourth quarter of 2008. The reason: slow demand and “acquisition costs,” says Broadcom. Although Henry Samueli and Henry Nicholas III are no longer the CTO and CEO of Broadcom, they

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

still are its controlling shareholders, and have the voting power to elect and control the Broadcom board. Broadcom’s current CEO, Scott McGregor, who was selected by Nicholas and Samueli, continues to manage the company, In a familiar story, McGregor announced his strategy to deal with this problem: “Broadcom’s key goals for 2009 are to manage costs . . . [including] a reduction in our workforce.” Orange County Register, Broadcom to cut 200 workers on $159 million quarterly loss, January 29, 2009. Like his predecessors, McGregor was less than candid about his true plans when asked about the possibility of layoffs only two months earlier when questioned if Broadcom had any plans for layoffs: “We have not announced anything on layoffs” was all he would say. Electronic Business, Broadcom’s Scott McGregor: Growing during a downturn, Suzanne Deffree, November 25, 2008.

COUNT I
(Violation of 15 U.S.C. 78n(a) and 17 C.F.R. § 240.14a-9)

36. Emulex repeats and realleges each and every allegation set forth in paragraphs 1 through 35 as if fully set forth herein.

37. This Count is brought against both Defendants.

38. As described above, the Defendants have in their Consent Solicitation made numerous misleading statements and omissions of material facts in violation of Section 14(a) of the Exchange Act and SEC Rule 14a-9.

39. The materially misleading misstatements and omissions in Defendants’ Consent Solicitation were made with at least the negligent state of mind, as required under Section 14(a) of the Exchange Act and SEC Rule 14a-9.

40. If left uncorrected, the materially misleading misstatements and omissions in the Defendants’ Consent Solicitation will deprive Emulex’s shareholders of the opportunity to make decisions on the future of their Company based on the full and accurate information to which they are entitled, and both Emulex and its shareholders will be irreparably harmed.

41. Accordingly, Emulex is entitled to: (a) a declaration that the Consent Solicitation materials violate Section 14(a) of the Exchange Act and SEC Rule 14a-9; (b) an order requiring the Defendants to correct by public means the misleading misstatements and omissions in the Consent Solicitation and enjoining the Defendants and other persons or entities acting in concert with them from exercising any rights as Emulex stockholders, including their rights to vote or submit shareholder consents, until the Defendants correct by public means their material misstatements and omissions; (c) an order enjoining the Defendants from taking any action based on any consents that they may have obtained, or may obtain, pursuant to their ongoing consent solicitation; (d) an order invalidating any consents that the Defendants may have obtained, or may obtain, pursuant to their ongoing Consent Solicitation; (e) an order enjoining the Defendants from soliciting shareholder consents until 60 days after the Defendants correct by public means their material misstatements and omissions in the Consent Solicitation; and (f) a permanent injunction preventing the Defendants from making any additional misstatements or omissions in connection with, or otherwise related to, proxy battles or shareholder votes or consent solicitations, including the solicitation of shareholder consents on the actions described in the Consent Solicitation.

42. Emulex has no adequate remedy at law.

COUNT II
(Violation of 15 U.S.C. 78n(e) and 17 C.F.R. § 240.14e-3)

43. Emulex repeats and realleges each and every allegation set forth in paragraphs 1 through 42 as if fully set forth herein.

44. This Count is brought against both Defendants.

45. As described above, the Defendants have in their Offer to Purchase made materially misleading statements and omissions of material fact in violation of Section 14(e) of the Exchange Act and SEC Rule 14e-3.

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

46. The materially misleading statements and omissions of material fact in the Defendants’ Offer to Purchase were made intentionally, or with such a high degree of recklessness so as to violate Section 14(e) of the Exchange Act and SEC Rule 14e-3.

47. If left uncorrected, these materially misleading statements and omissions of material fact in the Defendants’ Offer to Purchase will deprive Emulex’s shareholders the opportunity to make decisions on the future of their Company based on the full and accurate information to which they are entitled, and both Emulex and its shareholders will be irreparably harmed.

48. Accordingly, Emulex is entitled to: (a) a declaration that the Offer to Purchase violates Section 14(e) of the Exchange Act and SEC Rule 14e-3; (b) an order requiring the Defendants to correct by public means the materially misleading statements and omissions of material fact in the Offer to Purchase and enjoining the Defendants and other persons or entities acting in concert with them from exercising any rights as Emulex stockholders, including their rights to tender shares, until the Defendants correct by public means their material omissions; (c) an order enjoining the Defendants from taking any action based on any tendered shares that they may have obtained, or may obtain, pursuant to their ongoing Offer to Purchase; (d) an order invalidating any tendered shares that the Defendants may have obtained, or may obtain, pursuant to their ongoing Offer to Purchase; (e) an order enjoining the Defendants from soliciting the tender of shares until 60 days after the Defendants correct by public means their materially misleading statements in the Offer to Purchase; and (f) a permanent injunction preventing the Defendants from making any additional misstatements or omissions in connection with, or otherwise related to, proxy battles or shareholder votes or consent solicitations or tender offers, including the solicitation of tendering of shares described in the Offer to Purchase.

49. Emulex has no adequate remedy at law.

X. REQUEST FOR RELIEF

WHEREFORE, Emulex prays for a judgment against the Defendants as follows:

1. Declaring that the Defendants Schedule 14A Consent Solicitation violate Section 14(a) of the Exchange Act and SEC Rule 14a-9;

2. Declaring that the Defendants Offer to Purchase and related documents violate Section 14(e) of the Exchange Act and SEC Rule 14e-3;

3. Ordering the Defendants to correct by public means their material misstatements and omissions and to file with the SEC accurate disclosures required by Section 14(a) of the Exchange Act and SEC Rule 14a-9;

4. Enjoining the Defendants and other persons or entities acting in concert with them from exercising any rights as Emulex stockholders, including their rights to vote or submit shareholder consents, until the Defendants correct by public means their material misstatements and omissions;

5. Enjoining the Defendants and other persons or entities acting in concert with them from any trading in Emulex stock until the Defendants correct by public means their material misstatements and omissions in their Schedule 14A filings;

6. Enjoining the Defendants from making any additional misstatements or omissions in connection with, or otherwise related to, their Schedule T.O. filings;

7. Enjoining the Defendants and other persons or entities acting in concert with them from taking any action based on any consents that may have been obtained pursuant to the Defendants’ current consent solicitation;

8. Invalidating any consents that the Defendants and other persons or entities acting in concert with them may have obtained pursuant to the Defendants’ current consent solicitation;

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

9. Enjoining the Defendants and other persons or entities acting in concert with them from soliciting shareholder consents in connection with the actions described in the Schedule 14A Proxy Materials until 60 days after the Defendants correct by public means their material misstatements and omissions in their Solicitation Materials and Schedule 14A filings;

10. Enjoining the Defendants and other persons or entities acting in concert with them from making or disseminating any additional misstatements or omissions in connection with, or otherwise related to, proxy battles or shareholder votes or consent solicitations, including the solicitation of shareholder consents on the actions described in the Consent Solicitation;

11. Enjoining the Defendants and other persons or entities acting in concert with them from soliciting shareholders to tender shares in connection with the actions described in the Schedule T.O. Offer to Purchase until 60 days after the Defendants correct by public means their material misstatements and omissions in their Offer to Purchase and Schedule T.O. filings;

12. Awarding Emulex its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

13. Granting Emulex such other and further relief as this Court may deem just and proper.

GIBSON, DUNN & CRUTCHER LLP

By:	/s/
Wayne W. Smith
Attorneys for Plaintiff
EMULEX CORPORATION

DATED: May 15, 2009

COMPLAINT FOR VIOLATIONS OF SECURITIES LAWS

FORM OF CONSENT CARD—GOLD

THIS CONSENT IS SOLICITED ON BEHALF OF
BROADCOM CORPORATION AND FIJI ACQUISITION CORPORATION

Unless otherwise indicated below, the undersigned, a stockholder of record of shares of common stock, par value $0.10 (the “Shares”) of Emulex Corporation, a Delaware corporation (the “Company”), as of the record date established for determining stockholders entitled to consent to the following actions, hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all Shares held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

BROADCOM RECOMMENDS THAT YOU CONSENT TO ALL OF THE PROPOSALS BELOW.

1.	Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to call a special meeting of stockholders, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

2.	Each of the undersigned hereby appoints and constitutes each of Eric Brandt and Arthur Chong (the “Designated Agents”), acting severally or jointly and each with full power of substitution, the proxies and agents of the undersigned to represent the undersigned and all Shares held by the undersigned: (i) to take all action necessary or appropriate to request that the Company call a special meeting of the stockholders of the Company to remove all directors in office at the time of the special meeting from the Board, to elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the Company or until their successors are duly elected and qualified and to repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the special meeting; (ii) to set the time, date and place of the special meeting; and (iii) to exercise any and all of the other rights of the undersigned incidental to calling and convening the special meeting and causing the purposes of the authority expressly granted pursuant to the agent designation to be carried into effect; provided, however, that nothing contained in this instrument shall be construed to grant the Designated Agents the right, power or authority to vote any shares owned by the undersigned at the special meeting.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

3.	Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

4.	Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

5.	Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

IF NO BOX IS MARKED FOR ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

The effectiveness of Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1. The effectiveness of Proposals 1, 3, 4 and 5 are not subject to the effectiveness of any other Proposal.

In order for your consent to be valid, it must be dated.

  Dated:                 , 2009

  Signature of Stockholder (title, if any)

  Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear on the stock certificate or on the attached label. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

     Please sign, date and return this consent card promptly in the enclosed postage-paid envelope.